AS  FILED  WITH  THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST  30,  2001
                                                   REGISTRATION NO. 333-____


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   ___________
                                    FORM SB-2
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933
                                   ___________

                                KIDS STUFF, INC.
             (Exact name of Registrant as specified in its charter)

     DELAWARE                         5961                     34-1843520
(State or jurisdiction of    (Primary Standard Industrial   (I.R.S. Employer
incorporation or              Classification Code           Identification No.)
organization)                 Number)

                                 KIDS STUFF, INC.
                            7835 FREEDOM AVENUE, N.W.
                            NORTH CANTON, OHIO 44720
                    (Address of principal place of business)

                   WILLIAM L. MILLER, CHIEF EXECUTIVE OFFICER
                                KIDS STUFF, INC.
                            7835 FREEDOM AVENUE, N.W.
                            NORTH CANTON, OHIO  44720
                               (330) 492-8090

 (Name, address, and telephone number of principal executive offices and agent for service)

                                   COPIES TO:

                               Butler Gonzalez LLP
                             1000 Stuyvesant Avenue
                                     Suite 6
                                 Union, NJ 07083
                         Attention: David Gonzalez, Esq.
                            Telephone: (908) 810-8588
                            Facsimile: (908) 810-0973

APPROXIMATE DATE OF PROPOSED SALE TO THE PUBLIC: AS SOON AS PRACTICABLE AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT: From time to time after the effective date of this Registration Statement, as determined by the Registrant.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. [x]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective
registration  statement  for  the  same  offering.   [_]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]



                                           CALCULATION OF REGISTRATION FEE


                                                                 PROPOSED          PROPOSED
                                                                 MAXIMUM           MAXIMUMAGGREGATE    AMOUNT OF
TITLE OF SECURITIES TO BE REGISTERED          AMOUNT TO BE       OFFERING PRICE    OFFERING            REGISTRATION
                                              REGISTERED         PER SHARE(3)      PRICE(3)            FEE
Common stock, par value $.001 per
share (1)                                     14,500,000 shares  $    0.06         $  870,000        $  217.50
Common Stock par value $.001
per share (2)                                  1,200,000 shares  $    0.06         $   72,000        $   18.00

       Total                                  15,700,000 shares  $    0.06         $  942,000        $  235.50

(1) Includes the resale of 14,500,000 shares of common stock, par value $.001 per share, which could potentially be issued pursuant to an equity line-of-credit in the event the registrant at its option elects to draw down funds.

(2) Includes the resale of 700,000 shares of common stock which are currently outstanding and 500,000 shares of common stock issuable upon the exercise of outstanding warrants.

(3) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended.


THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SECTION 8(A), MAY DETERMINE.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. The prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                              SUBJECT TO COMPLETION

                              Dated August 30, 2001
                                                                      Prospectus
                                KIDS STUFF, INC.

                       15,700,000  Shares of Common stock

     This prospectus relates to the resale of 15,700,000 shares of our Common Stock by certain person who are, or will become, stockholders of our Company. Of that total, a single stockholder will resell up to 14,500,000 shares of our common stock in this offering that they will receive pursuant to an Equity Line of Credit. We are not selling any shares of common stock in this offering and therefore will not receive any proceeds from this offering. We will, however, receive proceeds from the sale of common stock under the Equity Line of Credit. All costs associated with this registration will be
borne  by  us.   The shares of common stock are being offered for sale on a
"best efforts" basis by the selling stockholders at price established on the Over-the-Counter Bulletin Board during the term of this offering. There are no minimum purchase requirements. These prices will fluctuate based on the demand for the shares of common stock.

The  selling  shareholders  consist  of:

o Cornell Capital Partners, LP, which intends to resell up to 14,500,000 shares of common stock to be purchased under an Equity Line of Credit Agreement, dated June 20, 2001.


o Yorkville Advisors Management, LLC, which intends to resell up to 500,000 shares which may be issued pursuant to the exercise of warrants previously issued pursuant to the Equity Line of Credit.


o Other selling shareholders, which intend to resell up to 700,000 shares of common stock.


     Cornell Capital Partners, LP may be deemed an "underwriter" within the meaning of the Securities Act of 1933 in connection with the resale of common stock under the Equity Line of Credit Agreement. Cornell Capital Partners, LP will pay us 82% of the market price of our common stock. The 18% discount on the purchase of the common stock to be received by Cornell Capital Partners, LP, may be deemed an "underwriting" discount. Our common stock is quoted on the Over-the-Counter Bulletin Board under the symbol "KDST"

On August 30, 2001, the last reported closing bid price of our common stock on the Over-the-Counter Bulletin Board was $0.06 per share.

     THESE  SECURITES  ARE  SPECULATIVE  AND  INVOLVE  A  HIGH  DEGREE  OF RISK.

     PLEASE  REFER  TO  "RISK  FACTORS"  BEGINNING  ON  PAGE  4.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES OR PASSED UPON THE ADEQUATELY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     Except for Cornell Capital Partners, LP, which may be deemed an underwriter in connection with the resale of common stock under the Equity Line of Credit, no other underwriter or any other person has been engaged to facilitate the sale of shares of common stock in this offering. This offering will terminate 24 months after the accompanying registration statement is declared effective by the Securities and Exchange Commission. None of the proceeds from the sale of stock by the selling stockholders will be placed in escrow, trust or any similar account.

                The date of this prospectus is August 30, 2001.

                                TABLE OF CONTENTS
                                -----------------





Prospectus  Summary                               1
The  Offering                                     1
Selected  Financial  Data                         3
Risk  Factors                                     4
Forward-Looking  Statements                       9
Selling  Security  Holders                       10
Use  of  Proceeds                                12
Dilution                                         12
Capitalization                                   12
Market  Information                              13
Dividend  Policy                                 15
Equity  Line  of  Credit                         16
Plan  of  Distribution                           17
Management's  Discussion  and  Analysis
 and  Results  of  Operations                    19
Description  of  Business                        23
Management                                       32
Executive  Compensation                          34
Security  Ownership  of  Certain  Beneficial
 Owners  an  Management                          36
Certain  Transactions                            40
Description  of  Securities                      41
Unregistered  Shares  Eligible  for
 Immediate  and  Future  Sales                   43
Legal  Matters                                   44
Experts                                          44
Additional  Information                          44
Financial  Statements                           F-1

                               PROSPECTUS SUMMARY

                                    ABOUT US

     This summary highlights some of the information in this prospectus. It may not contain all the information that is important to you. To understand this offering fully, you should carefully read the entire prospectus.

      Kids Stuff, a Delaware corporation, is a specialty direct marketer which publishes four catalogs and maintains a web site which emphasizes children's hard-good products from prenatal to age three. Our publications are "Perfectly Safe Catalog," "Jeannie's Kids Club Catalog," "The Natural Baby Catalog," and "Healthy Feet." Our web site is accessible at www.kidsstuff.com or on Yahoo! Shopping (http://shopping.yahoo.com) a popular one-stop Internet shopping service and part of Yahoo! s branded network of global Internet properties. Our principal executive offices are located at 7835 Freedom Avenue N.W., North Canton, OH 44720. Our telephone number is (330) 492-8090.


                                  THE OFFERING

This offering relates to the resale of common stock by certain persons who are, or will become, our stockholders. The selling stockholders consist of:

        o Cornell Capital Partners, LP, which intends to resell up to 14,500,000 shares of common stock to be purchased under an Equity Line of Credit Agreement dated June 20, 2001.

        o Yorkville Advisors Management, LLC, which intends to resell up to 500,000 shares which may be issued pursuant to the exercise of warrants previously issued pursuant to the Equity Line of Credit.

        o Other selling shareholders, which intend to resell up to 700,000 shares of common stock.


Pursuant to the Equity Line of Credit, we may, at our discretion, periodically issue and sell to Cornell Capital Partners, LP shares of common stock for a total purchase price not to exceed $3.0 million. Cornell Capital Partners, LP will purchase the shares of common stock for an 18% discount to the prevailing market price of our common stock. Cornell Capital Partners, LP intends to resell any shares purchased under the Equity Line of Credit at the then prevailing market price. This prospectus relates to the shares of common stock to be issued under the Equity Line of Credit.

COMMON STOCK OFFERED                             15,700,000 shares by selling stockholders

OFFERING PRICE                                   Market price

COMMON STOCK OUTSTANDING BEFORE THE OFFERING(1)  Common Stock  4,666,554 shares

                                                 Class A Warrants to purchase Common Stock 2,400,000
                                                 Shares

                                                 Series A Non-Convertible Preferred Stock 5,000,000
                                                 Shares

                                                 Series 1 Preferred Stock 366,300 shares

                                                 Warrants to purchase Series 1 Preferred Stock 920,000
                                                 Shares

                                                 Options to purchase Common Stock 490,000 Shares

                                                 Other Warrants to purchase Common Stock 500,000 Shares

  USE OF PROCEEDS                                We will not receive any proceeds of the shares offered
                                                 by the selling stockholders.  Any proceeds we receive
                                                 from the sale of common stock under the Equity Line of
                                                 Credit will be used for general corporate purposes.

  RISK FACTORS                                   The securities offered hereby involve a high degree of
                                                 risk and immediate substantial dilution.  See "Risk
                                                 Factors, page 4" and "Dilution, page 12."

  OVER-THE-COUNTER BULLETIN BOARD SYMBOL         Common stock               KDST
                                                 Class A Warrants           KDSTW
                                                 Series 1 Preferred Stock   KDSPP
                                                 Series 1 Preferred Warrants   KDSPW
----------------
(1)  This table excludes 450,000 options to purchase shares of our company's common stock.

SELECTED  FINANCIAL  DATA

     The following information summarizes the historical balance sheets as of June 30, 2001, December 31, 2000 and income statement data for the last two fiscal years and for the six months ended June 30, 2001:

                                       June 30, 2001    Dec. 31, 2000
                                      ---------------  ---------------
Balance Sheet Data:
===================
   Cash and cash equivalents          $            -   $       55,811
                                      ---------------  ---------------
   Total assets                            5,440,004        6,780,234
                                      ---------------  ---------------
   Working capital (deficiency)           (4,892,460)      (3,515,874)
                                      ---------------  ---------------
   Stockholders' equity (deficiency)      (1,141,232)         371,339
                                      ---------------  ---------------

Operating  Data:
                         Six  months     Six  months
                            Ended          Ended       Year Ended December 31,
                           June  30,      June  30,   -------------------------
                              2001          2000          2000          1999
                          ------------  ------------  ------------  ------------
Net sales                 $ 3,136,581   $ 7,978,678   $15,899,473   $16,729,951
------------------------  ------------  ------------  ------------  ------------
Cost of sales               1,973,708     4,710,879     9,669,292    10,051,665
------------------------  ------------  ------------  ------------  ------------
Gross profit                1,162,873     3,267,799     6,230,181     6,678,286
------------------------  ------------  ------------  ------------  ------------
Selling expenses            1,318,389     2,732,083     5,858,378     4,968,552
------------------------  ------------  ------------  ------------  ------------
General and
administrative expenses     1,344,223     1,481,899     2,751,623     1,603,808
------------------------  ------------  ------------  ------------  ------------
Write-down for
impairment of
intangible assets                 -0-           -0-       594,131           -0-
------------------------  ------------  ------------  ------------  ------------
(Loss) Income from
operations                 (1,499,739)     (946,183)   (2,973,951)      105,926
------------------------  ------------  ------------  ------------  ------------
Net other income
(expenses) -
interest expense             (115,041)      (61,560)     (249,051)     (132,649)
Other                          (8,091)          -0-        43,917        74,782
------------------------  ------------  ------------  ------------  ------------
Cumulative Effect
SAB 101 Adoption                  -0-           -0-      (239,726)          -0-
------------------------  ------------  ------------  ------------  ------------
Basic Net (Loss)
Income                     (1,622,871)   (1,007,743)   (3,418,811)       48,059
------------------------  ------------  ------------  ------------  ------------

                                  RISK FACTORS

     We are subject to various risks which may materially harm our business, financial condition and results of operations. YOU SHOULD CAREFULLY CONSIDER THE RISKS AND UNCERTAINTIES DESCRIBED BELOW AND THE OTHER INFORMATION IN THIS PROSPECTUS BEFORE DECIDING TO PURCHASE OUR COMMON STOCK. IF ANY OF THESE RISKS OR UNCERTAINTIES ACTUALLY OCCUR, OUR BUSINESS, FINANCIAL CONDITION OR OPERATING RESULTS COULD BE MATERIALLY HARMED. IN THAT CASE, THE TRADING PRICE OF OUR COMMON STOCK COULD DECLINE AND YOU COULD LOSE ALL OR PART OF YOUR INVESTMENT.


                          RISKS RELATED TO OUR BUSINESS

WE  HAVE  HISTORICALLY  LOST  MONEY  AND  LOSSES  MAY  CONTINUE  IN  THE FUTURE.

     Except for a net income of $48,059 and $50,097 for 1999 and 1997, respectively, we incurred net losses of ($1,622,871), and ($1,007,743) for the six months ended June 30, 2001 and June 30, 2000 and ($3,418,811), ($35,788),
($521,640)  and  ($536,992)  for  2000,  1998,  1996 and 1995, respectively.  We cannot  guarantee  that  we  will  have  future  profitability.

     We have a $282,500 note and a line of credit with an outstanding balance of $331,000 as of June 30, 2001 that will become both due and payable not later than August 31, 2001 which, if not extended or replaced with a new credit facility, could result in our failure to continue as a going concern.

WE  NEED  TO  RAISE  ADDITIONAL  CAPITAL  TO  FINANCE  OPERATIONS

     In the past, our institutional lender has entered into an agreement to extend the due dates into a forbearance agreement to temporarily waive our various violations of covenants under our line of credit. We can provide no assurances that we will be able to enter into a new forbearance agreement to extend the due dates of our note obligations and to waive our continuing breach of the covenants under our line of credit. We are currently seeking to replace the existing lending facilities with a new institutional lender. As of June 30, 2001, these efforts have been unsuccessful. If we are unable to extend the due dates of our note obligations or to replace our existing lending facilities with a new institutional lender, we will then be in default under our approximate $997,385 mortgage note on our premises and Bank One Master Lease obligations totaling approximately $169,516 as of June 30, 2001, all of which would likely result in our failure to operate as a going concern.

          We have not been able to make sufficient payments to our trade creditors who are owed $3,088,192 as of June 30, 2001 and many have ceased delivering new merchandise to us resulting in our inability to replace inventories that have been sold, all of which have adversely effected our operations. As a result, we have experienced significant sales declines in the second quarter and will continue to experience sales declines until inventory is replenished.

          These creditors have ceased delivering merchandise to us resulting in our inability to replace inventories that have been sold with new merchandise.
The foregoing has adversely effected our ability to deliver products that have been ordered through our catalog and website. We can provide no assurances that our difficulties with trade creditors will not continue to materially and adversely effect our operations.

          The sale of our common stock to raise capital may cause dilution to our existing shareholders. Our inability to obtain adequate financing will result in the need to curtail business operations. Any of these events would be materially harmful to our business and may result in a lower stock price.

WE WILL REQUIRE IMMEDIATE AND SUBSTANTIAL ADDITIONAL FINANCING FOR OUR OPERATIONS IN AN AMOUNT IN EXCESS OF $500,000. THE AMOUNT OF FUNDING NEEDED WILL DEPEND UPON THE FOLLOWING:

         -our ability to replace our institutional lender and the lender's existing credit facilities;

         -the amount of funding received, if any, through our equity line of credit with Cornell Capital Partners, LP;

         -our ability to negotiate a long-term payout of accounts payable with existing trade suppliers; and

         -the possible receipt of funds from the sale of our office building.

          We can provide no assurance that we will be able to immediately adequately obtain financing or, if available, that it can be obtained on terms satisfactory to us.

WE HAVE BEEN AND CONTINUE TO BE SUBJECT TO A WORKING CAPITAL DEFICIT AND ACCUMULATED DEFICIT.

      We had a working capital deficit of ($4,892,460) at June 30, 2001. We had an accumulated deficit of ($6,659,694) at December 31, 2000.

OUR RECENT LAYOFFS OF EMPLOYEES MAY ADVERSELY EFFECT OUR ABILITY TO SELL OUR PRODUCTS.

          We have recently had layoffs of employees down sizing Kids Stuff from 57 employees to 42 employees in cost cutting moves pending the successful completion of additional financing. These layoffs, which may be temporary in some cases, may adversely effect our ability to effectively market our products through catalogs and the Internet.

IF WE FAIL TO RETAIN EXISTING MANAGEMENT, THERE COULD BE A MATERIAL ADVERSE IMPACT ON OUR BUSINESS, FINANCIAL CONDITION AND OPERATIONS.

     We  are  dependent  on  the  efforts  of William L. Miller, Chief Executive
Officer and Jeanne E. Miller. If we lose the services of these individuals, it could materially and adversely affect our business and our future prospects. Although we maintain $1,000,000 key man life insurance on each of William L. Miller and Jeanne E. Miller, such insurance may not be adequate to protect us from a loss of their services. We are also at risk from a loss due to the disability of Jeanne Miller. Jeanne Miller was diagnosed with lung cancer in February 2001 and underwent surgery in March 2001. Jeanne Miller was absent from and recuperating until June 2001 when she returned to work on a part-time basis. We have not yet determined if Jeanne Miller's health will permit her to resume the duties of her position or if we should consider her disabled on a full-time or part-time basis. If we fail to retain existing management, for any reason, there could be a material adverse impact on our business, financial condition and operations.


POSSIBLE  CONFLICTS  OF  INTEREST.

     Our business is subject to possible conflicts of interest involving William
L. Miller, our Chief Executive Officer, and William L. Miller acting as the chief executive officer of other companies. We have not adopted any procedure for dealing with such conflicts, except that our board of directors has adopted a policy that all new transactions between us and Duncan Hill, Havana or any other affiliated company must be approved by at least a majority of our disinterested directors even if such number of disinterested directors is less than a quorum.

          William L. Miller is Chief Executive Officer of both The Havana Group, Inc. and Duncan Hill, Inc., and one of our principal stockholders and a principal stockholder of Havana. Conflicts of interest could potentially develop as follows:

- to the extent that Mr. Miller is not able to devote his full-time and attention to a matter that would otherwise require the full-time and attention of a business' chief executive officer,

-      involving  competition  for  business  opportunities,

- involving transactions between Kids Stuff and Mr. Miller and/or his affiliated companies, and

- due to the relationship between Mr. Miller and Jeanne Miller as husband and wife and as our directors.

EMPLOYMENT  CONTRACTS  WITH  POTENTIAL  ADVERSE  COMPENSATION.

     Employment contracts of two executive officers contain potential adverse severance compensation and the payment of any severance compensation under any of the two employment agreements within the foreseeable future would likely have a materially adverse impact upon us.

     Employment contracts of William L. Miller and Jeanne E. Miller contain severance compensation to be paid to them in all instances other than the executive's termination for cause. The minimum amount of such severance will be equal to the sum of the executive's salary and bonus paid in the year preceding the year when such severance is to be paid. The maximum amount of such severance is equal to the base severance multiplied by 2.99. Jeanne Miller was diagnosed with lung cancer in February 2001, underwent surgery in March 2001, and has been recuperating since that time. Under the terms of her employment agreement she could be eligible for disability severance. This expense, or the payment of any severance compensation under either of the two employment agreements within the foreseeable future, would likely have a material adverse impact on our company. The payment of any severance compensation under any of the two employment agreements within the foreseeable future would likely have a materially adverse impact upon us.

A SIGNIFICANT DISRUPTION OR LOSS AFFECTING OUR TELEPHONE OR COMPUTER SYSTEMS OR ANY SIGNIFICANT DAMAGE TO OUR HEADQUARTERS COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR BUSINESS.

     Our ability to effectively promote products, manage inventory, efficiently purchase, sell and ship products, and maintain cost-effective operations are each dependent upon the accuracy, capability and proper utilization of our data processing and telephone systems. We will need to enhance the capacity and capabilities of these systems from time to time to support our anticipated growth and remain competitive. Our telemarketing, customer service and management information systems functions are housed in a single facility located at our headquarters. We have a disaster recovery program through our computer and telephone systems vendors. We also create a back-up tape for off-site storage of our customer list and computer information. However, a significant disruption or loss affecting our telephone or computer systems or any significant damage to our headquarters could have a material adverse effect on our business.

ALL STOCKHOLDERS MATTERS, INCLUDING, THE ELECTION OF DIRECTORS, ARE CURRENTLY CONTROLLED BY DUNCAN HILL.
     Duncan Hill, Inc. owns approximately 74% of our outstanding voting capital stock before the issuance of any shares of common stock issuable upon conversion of outstanding options, warrants and/or our equity line of credit. As a result, Duncan Hill currently controls all stockholder matters and the ability to elect all of our directors and control our affairs and policies. Our equity credit line with Cornell Partners, LP could result in a change in control and/or a change in management.

ANY FUTURE SIGNIFICANT INCREASES IN POSTAL RATES OR PAPER COSTS COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR BUSINESS, FINANCIAL CONDITION, AND RESULTS OF OPERATION.

     Postal rates and paper costs affect the cost of our order fulfillment and catalog and promotional mailings. We rely heavily on the rate structure of the United States Postal Service and strive for discounts for bulk mailings. Like others in the catalog industry, we pass along a significant portion of our shipping and handling expense, but does not pass along costs of preparing and mailing catalogs and other promotional materials. In recent years, the Postal Service has increased its rate for both the mailing of catalogs and packages. Since 1994, United Parcel Service has annually increased its rates. The price of paper is dependent upon supply and demand in the marketplace. From January 1993 through December 1995, the price of paper available to us increased 95%, resulting in increased catalog production costs and contributing to operating losses in 1995. Any future significant increases in postal rates or paper costs could have a material adverse effect on our business, financial condition and results of operation.

WE  NEED  TO  OBTAIN  NEW  CUSTOMERS  AND  OUR EFFORTS TO ACCOMPLISH SAME MAY BE
UNSUCCESSFUL  AND/OR  COST  PROHIBITIVE.

     We rely on catalog circulation as the principal method of acquiring new customers for our catalogs by exchanging, renting and/or purchasing mailing lists. Recently, we have opened a retail store to feature our children's clothing and other merchandise which have not been sold through our catalogs and a web site for the retail sale of our products. We are dependent upon obtaining new customers through these sales efforts to replace customers whose children have outgrown the usefulness of our products. Typically, we estimate that approximately 40% of our customers cease being active each year. Our business is subject to the risk that our efforts to obtain new customers will be unsuccessful and/or cost prohibitive.

OUR BUSINESS IS SUBJECT TO POSSIBLE CHANGE OF STATE TAX LAWS WHICH COULD INCREASE THE COST OF PURCHASING OUR PRODUCTS IN THOSE STATES AND ELIMINATE WHATEVER COMPETITIVE ADVANTAGE WE MAY CURRENTLY ENJOY WITH RESPECT TO IN-STATE COMPETITORS IN TERMS OF SALES TAXATION.

     Under current law, catalog retailers are permitted to make sales in states where they do not have a physical presence without collecting sales tax. The United States Congress has the power to change these laws. Since 1987, legislation has been introduced periodically in Congress which would permit states to require sales tax collection by mail order companies. To date, this proposed legislation has not been passed. Should Congress, however, pass such legislation in the future, most states could be expected to require sales tax collection by out-of-state mail order companies. This would increase the cost of purchasing our products in those states and eliminate whatever competitive advantage we may currently enjoy with respect to in-state competitors in terms of sales taxation, as well as increasing the administrative and overhead costs in connection with the collection of such sales tax.

WE CANNOT GUARANTEE THAT THE RULES AND REGULATIONS OF THE FEDERAL AGENCIES WILL CONTINUE TO SUPPORT OUR OPERATIONS AS WE PRESENTLY CONDUCT THEM AND PLAN TO CONDUCT THEM IN THE FUTURE.

     Our business, and the catalog industry in general, is subject to regulation by a variety of state and federal laws relating to, among other things, advertising and sales taxes. The United States Federal Trade Commission regulates our advertising and trade practices and the United States Consumer
Product Safety Commission has issued regulations governing the safety of the products which we sell in our catalogs. We cannot guarantee that the rules and regulations of the federal agencies will continue to support our operations as we presently conduct them and plan to conduct them in the future.

WE CANNOT GUARANTEE THAT WE WILL BE ABLE TO COMPETE EFFECTIVELY WITH EXISTING AND POTENTIAL COMPETITORS

          Our mail order catalog and Internet businesses are highly competitive. These operations compete with other mail order catalogs and web sites, including those operated by department stores, specialty stores, discount stores and mass merchants. Many of our competitors have greater financial, distribution and marketing resources than us. We cannot guarantee that Kids Stuff will be able to compete effectively with existing and potential competitors.

                         RISKS RELATED TO THIS OFFERING

FUTURE SALES BY OUR STOCKHOLDERS MAY ADVERSELY AFFECT OUR STOCK PRICE AND OUR ABILITY TO RAISE FUNDS IN NEW STOCK OFFERINGS.

     Sales of our common stock in the public market following this offering could lower the market price of our common stock. Sales may also make it more difficult for us to sell equity securities or equity-related securities in the future at a time and price that our management deems acceptable or at all. Of the 4,612,442 shares of common stock outstanding as of July 25, 2001 (assuming no exercise of options), 2,424,367 shares are, or will be, freely tradable without restriction, unless held by our "affiliates." The remaining 2,188,075 shares of common stock held by existing stockholders are "restricted securities" and may be resold in the public market only if registered or pursuant to an exemption from registration. Some of these shares may be resold under Rule 144.

     Upon completion of this offering, and assuming all shares registered in this offering are resold in the public market, there will be an additional 15,700,000 shares of common stock outstanding. All of these shares of common stock may be immediately resold in the public market upon effectiveness of the accompanying registration statement and the sale to the investor under the terms of the Equity Line of Credit agreement.

EXISTING SHAREHOLDERS MAY EXPERIENCE SIGNIFICANT DILUTION FROM OUR SALE OF SHARES UNDER THE EQUITY LINE OF CREDIT AGREEMENT.

     The sale of shares pursuant to the Equity Line of Credit will have a dilutive impact on our stockholders. As a result, our net income per share could decrease in future periods, and the market price of our common stock could decline. In addition, the lower our stock price is the more shares of common stock we will have to issue under the Equity Line of Credit to draw down the full commitment amount. Recognizing that we are not registering a sufficient number of shares of our common stock in order to draw down the full commitment amount we have asked our shareholders to approve an amendment to our Certificate of Incorporation to increase our authorized number of shares of common stock at which time we will file a post effective amendment to our registration statement increasing the number of shares available for the Equity Line of Credit. If our stock price is lower, then our existing stockholders would experience greater dilution.

THE INVESTOR UNDER THE EQUITY LINE OF CREDIT WILL PAY LESS THEN THE PREVAILING MARKET PRICE OF OUR COMMON STOCK.

     The common stock to be issued under the Equity Line of Credit will be issued at an 18% discount to the average of the 3 lowest closing bid prices for the 10 days immediately following the notice date of conversion. These discounted sales could cause the price of our common stock to decline.


OUR  COMMON  STOCK  MAY  BE  DEEMED  TO  BE  A  "PENNY  STOCK".

     Our common stock may be deemed to be "penny stock" as that term is defined in Rule 3a51-1 promulgated under the Securities Exchange Act of 1934. Penny stocks are stock:

     -     With  a  price  of  less  than  $5.00  per  share;

     -     That  are  not  traded  on  a  "recognized"  national  exchange;

     - Whose prices are not quoted on the Nasdaq automated quotation system (Nasdaq listed stock must still have a price of not less than $5.00 per share); or

     - In issuers with net tangible assets less than $2.0 million (if the issuer has been in continuous operation for at least three years) or $5.0 million (if in continuous operation for less than three years), or with average revenues of less than $6.0 million for the last three years. Broker/dealers dealing in penny stocks are required to provide potential investors with a document disclosing the risks of penny stocks.

Moreover, broker/dealers are required to determine whether an investment in a penny stock is a suitable investment for a prospective investor. These requirements may reduce the potential market for our common stock by reducing the number of potential investors. This may make it more difficult for investors in our common stock to resell shares to third parties or to otherwise dispose of them. This could cause our stock price to decline.

SELLING STOCKHOLDERS INTEND TO SELL THEIR SHARES OF COMMON STOCK IN THE MARKET, WHICH SALES MAY CAUSE OUR STOCK PRICE TO DECLINE.

     The selling stockholders intend to sell in the public market the shares of common stock being registered in this offering. That means that up to 15,700,000 shares of common stock, the number of shares being registered in this offering, may be sold. Recognizing that we are not registering a sufficient number of shares of our common stock in order to draw down the full commitment amount we have asked our shareholders to approve an amendment to our Certificate of Incorporation to increase our authorized number of shares of common stock at which time we will file a post effective amendment to our registration statement increasing the number of shares available for the Equity Line of Credit. Such sales may cause our stock price to decline.

THE  PRICE  YOU  PAY  IN  THIS  OFFERING  WILL  FLUCTUATE.

     The price in this offering will fluctuate based on the prevailing market price of the common stock on the Over-the-Counter Bulletin Board. Accordingly, the price you pay in this offering may be higher or lower than the prices paid by other people participating in this offering.

WE MAY NOT BE ABLE TO ACCESS THE SUFFICIENT FUNDS UNDER THE EQUITY LINE OF CREDIT WHEN NEEDED.

     We are dependent on external financing to fund our operations. Our financing needs are expected to be provided from the Equity Line of Credit, in large part. No assurances can be given that such financing will be available in sufficient amounts or at all when needed, in part, because the amount of financing available will fluctuate with the price and volume of our common stock. As the price and volume decline, then the amount of financing available under the Equity Line of Credit will decline.


                           FORWARD-LOOKING STATEMENTS

Forward-Looking  Statements

Information included or incorporated by reference in this prospectus may contain forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. This information may involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from the future results, performance or achievements expressed or implied by any forward-looking statements. Forward-looking statements, which involve assumptions and describe our future plans, strategies and expectations, are generally identifiable by use of the words "may," "will," "should," "expect," "anticipate," "estimate," "believe," "intend" or "project" or the negative of these words or other variations on these words or comparable terminology.

This prospectus contains forward-looking statements, including statements regarding, among other things, (a) our projected sales and profitability, (b) our Company's growth strategies, (c) anticipated trends in our Company's industry, (d) our Company's future financing plans and (e) our Company's anticipated needs for working capital. These statements may be found under "Management's Discussion and Analysis or Plan of Operations" and "Business," as well as in this prospectus generally. Actual events or results may differ materially from those discussed in forward-looking statements as a result of various factors, including, without limitation, the risks outlined under "Risk Factors" and matters described in this prospectus generally. In light of these risks and uncertainties, there can be no assurance that the forward-looking statements contained in this prospectus will in fact occur. In addition to the information expressly required to be included in this prospectus, we will provide such further material information, if any, as may be necessary to make the required statements, in light of the circumstances under which they are made, not misleading.

                            SELLING SECURITY HOLDERS

     The Registration Statement of which this Prospectus forms a part includes the resale of a maximum of the following:

       - 500,000 outstanding shares of common stock owned by Persia Consulting Group Inc pursuant to a Consulting Services Agreement executed on May 25, 2000;

       - 200,000 outstanding shares of common stock owned by Butler Gonzalez LLP which is acting as special counsel to us in connection with the filing of this registration statement and is general counsel to Yorkville Advisors Management, LLC and Cornel Capital Partners, LP;

       - 500,000 outstanding shares issuable upon exercise of warrants held by Yorkville Advisors Management LLC a designee of Cornell Capital Partners, LP; and

       - 14,500,000 shares issuable to Cornell Capital Partners, LP pursuant to our equity line of credit.

     None of the foregoing persons or companies has, or within the past three years has had, any position, office or material relationship with us or any affiliated partners, except as follows:

       -     Persia  Consulting  Group Inc has acted as a consultant to Kids
             Stuff; and

       - The number of shares that we may require Cornell Capital Partners, LP to purchase from it may make Cornell Capital Partners, LP an affiliate of Kids Stuff and could result in a change in control to Cornell Capital Partners, LP or its transferee.

Sales of such securities or even the potential of such sales at any time may have an adverse effect on the market prices of the securities offered hereby.


     The following table sets forth the names and addresses of the selling security holders, the number of shares of common stock beneficially owned by each selling security holder as of August 30, 2001 and the maximum number of shares that each may offer, and the number of shares of common stock beneficially owned by each selling security holder upon completion of the offering, assuming all of the offered shares are sold. The number of shares sold by each selling security holder may depend upon a number of factors, including, among other things, the market price of the common stock. Unless otherwise indicated, each person has sole investment and voting power with respect to the shares indicated. For purposes of computing the percentage of outstanding shares held by each selling security holder on August 30, 2001, any security which such person has the right to acquire within 60 days after such date is deemed to be outstanding for the purpose of computing the percentage ownership for such person, but is not deemed to be outstanding for the purpose of computing the percentage ownership of any other person.

                                          Shares           Maximum                      % shares
Name and                                  Beneficially     Shares       Shares          beneficially
address of selling                        Owned prior to   offered in   owned after     owned
security holder                           Offering         offering     offering        before / after
------------------                        --------------   ----------   -----------     --------------
PERSIA CONSULTING GROUP INC. (1)             500,000         500,000        -0-              -0-
One World Trade Center
87th Floor
New York, NY 10048

Butler Gonzalez LLP (2)                      200,000         200,000        -0-              -0-
1000 Stuyvesant Ave., Suite 6
Union, NJ  07083

Cornell Capital Partners L.P.(3)               -0-        14,500,000        -0-              -0-
One World Trade Center
77th Fl.
New York, NY 10048

Yorkville Advisors Management LLC (4)        500,000        500,000         -0-              -0-
One World Trade Center
77th Floor
New York, NY  10175

(1) These represent the shares issued to Persia Consulting pursuant to the consulting agreement dated May 25, 2001
(2) These represent the shares issued to Butler Gonzalez LLP as compensation for legal services provided.
(3) These represent shares of common stock that may be purchased by Cornell Capital Partners, LP from us under the Equity Line of Credit.
(4) These represent shares of common stock that may be acquired upon conversion of the warrant issued pursuant to the Equity Line of Credit Agreement dated June 20, 2001.

We are registering the shares held by the selling security holders for sale. We will pay the registration and filing fees, printing expenses, listing fees, blue sky fees and fees and disbursements of our counsel in connection with this offering, but the selling security holders will pay any selling commissions and similar expenses relating to the sale of the shares. See "Plan of Distribution" on Page 17.

                                 USE OF PROCEEDS

     The expenses of this offering are estimated to cost $60,000. These expenses are being paid by us. We will not receive any proceeds from the sale of shares by selling security holders. Of the four selling security holders, two persons own an aggregate of 700,000 outstanding shares of Common Stock, one other selling security holder owns warrants to purchase an aggregate of 500,000 shares at an exercise price of $0.09 per share and the last selling security holder at our option may be required to purchase shares from us at a purchase price of 82% of the average of the 3 lowest closing bid prices of our common stock over the 10 trading days prior to the draw down notice date multiplied by the purchase price. Any proceeds received from the sale of our common stock to selling security holders would be applied to general working capital and available for all proper corporate purposes, including without limitation, the repayment to debt and payment to trade creditors.

                                    DILUTION

     Since this offering is being made solely by the selling stockholders and none of the proceeds will be paid to us, our net tangible book value will be unaffected by this offering. Our net tangible book value, however, will be impacted by the common stock to be issued under the Equity Line of Credit. Our existing shareholders, however, would experience an increase in net tangible book value per share if the net proceeds received by our Company under the Equity Line of Credit exceeded our net tangible book value per share on the date such proceeds are received.

     Our net tangible book value as of July 31, 2001 was ($2,074,070) or ($0.46) per share of common stock. Net tangible book value is determined by dividing our tangible book value (total tangible assets less total liabilities) by the number of outstanding shares of our common stock.


                                 CAPITALIZATION

The  following  table  sets  forth the total capitalization of our Company as of
June  30,  2001.
                                                          JUNE 30, 2001
                                                             ACTUAL
                                                           (UNAUDITED)
                                                          -------------
Long-term Debt, Less Current Portion                      $       0.00
                                                          -------------
Stockholders' deficit:

Preferred stock, $0.001 par value; 10,000,000shares
 authorized and 5,366,300 shares issued and outstanding   $   5,366.00

Common stock, $0.001 par value; 25,000,000 shares             4,512.00
 authorized and 4,512,442 issued and outstanding(1)

Additional paid-in capital                                   5,508,584

Deficit                                                     (6,659,694)
                                                          -------------
Total stockholders' deficit                                 (1,141,232)
                                                          -------------
Total capitalization                                       ($1,141,232)
                                                          =============
_____________________

(1) Excludes outstanding 450,000 options to purchase shares of our common stock.

                               MARKET INFORMATION

     In June 1997, we sold Units to the public consisting of two shares of Common Stock and eight Class A Warrants. Our Common Stock and Class A Common Stock Purchase Warrants ("Class A Warrants")have been quoted since June 1997 on the OTC Electronic Bulletin Board of the National Association of Securities Dealers, Inc. ("NASD") under the symbols "KDST" and "KDSTW, respectively." Each Class A Warrant entitles the holder to purchase one share of Common Stock at an exercise price of $5.00 per share until the close of business on June 26, 2002. As of July 10, 2001, at 4:00 P.M. Eastern Standard Time, the last sale price of the Common Stock and Class A Warrants in the over-the-counter market were $0.08 and $0.01, respectively. The following table reflects the high and low sales prices for our Common Stock and Class A Warrants for the periods indicated as reported by the NASD.

Common  Stock

                                             High      Low
Fiscal  Year  Ended  December  31,  1999:
-----------------------------------------
     First  Quarter                          $4.00    $2.63
     Second  Quarter                          3.50     1.75
     Third  Quarter                           2.25     1.00
     Fourth  quarter                          2.25     0.44

Fiscal  Year  Ended  December  31,  2000:
-----------------------------------------
     First  Quarter                          $3.50    $0.46
     Second  Quarter                          2.75     0.38
     Third  Quarter                           0.59     0.38
     Fourth  Quarter                          0.50     0.16

Fiscal  Year  Ended  December  31,  2001:
-----------------------------------------
     First  Quarter                          $0.40    $0.14
     Second  Quarter                          0.14     0.06

Class  A  Warrants

Fiscal  Year  Ended  December  31,  1999:
-----------------------------------------
     First  Quarter                          $0.94    $0.22
     Second  Quarter                          0.75     0.19
     Third  Quarter                           0.38     0.13
     Fourth  Quarter                          0.28     0.06

Fiscal  Year  Ended  December  31,  2000:
-----------------------------------------
     First  Quarter                          $ 0.5    $0.07
     Second  Quarter                          0.25     0.04
     Third  Quarter                           0.06     0.03
     Fourth  Quarter                          0.04     0.01
Fiscal  Year  Ended  December  31,  2001:
-----------------------------------------
     First  Quarter                          $0.01    $0.01
     Second  Quarter                          0.01     0.01

     The quotations in the table above reflect inter-dealer hi/low closing bid reported by the OTC Bulletin Board without retail markups, markdowns or commissions.

     In March 1999, we completed a public offering of securities through Fairchild Financial Group, Inc. In the offering, we sold 460,000 Units at the public offering price of $5.50 per Unit (the "Preferred Units"). Each Preferred Unit consisted of one share of Series 1 Preferred Stock and two Series 1 Preferred Stock Purchase Warrants. Commencing September 3, 2000, each share of Series 1 Preferred Stock is convertible into two shares of Common Stock. Commencing September 3, 2000, each Preferred Warrant entitles the holder to purchase one share of Series 1 Preferred Stock at an exercise price of $6.00 per share until the close of business on March 3, 2002. The Preferred Units, Series 1 Preferred Stock and Series 1 Preferred Stock Warrants commenced trading on the OTC Electronic Bulletin Board on March 4, 1999 under the symbols, "KDSPU," "KDSPP" and "KDSPW," respectively. As of the close of business on July 10, 2001, the closing sales prices of the Series 1 Preferred Stock and Preferred Warrants were $0.25 and $0.02, respectively.

Preferred  Units
                                               High     Low
Fiscal  Year  Ended  December  31,  1999
----------------------------------------
     March  1999                              $9.25     $7.00
     Second  Quarter                           8.88      7.75

Preferred  Stock

Fiscal  Year  Ended  December  31,  1999:
-----------------------------------------
     March  1999                             $7.00      $6.00
     Second  Quarter                          7.38       6.75
     Third  Quarter                           7.13       4.81
     Fourth  Quarter                          6.25       1.00

Fiscal  Year  Ended  December  31,  2000:
-----------------------------------------
     First  Quarter                          $3.75      $1.12
     Second  Quarter                          3.00       0.88
     Third  Quarter                           1.00       0.75
     Fourth  Quarter                          0.81       0.31

Fiscal  Year  Ended  December  31,  2001:
-----------------------------------------
     First  Quarter                          $0.21      $0.56
     Second  Quarter                          0.25       0.25

Preferred  Warrants

Fiscal  Year  Ended  December  31,  1999:
-----------------------------------------
     March  1999                             $1.13      $1.00
     Second  Quarter                          1.25       0.88
     Third  Quarter                           1.50       0.47
     Fourth  Quarter                          1.44       0.06

Fiscal  Year  Ended  December  31,  2000:
----------------------------------------
     First  Quarter                          $0.84      $0.06
     Second  Quarter                          0.62       0.12
     Third  Quarter                           0.12       0.06
     Fourth  Quarter                          0.09       0.02

Fiscal  Year  Ended  December  31,  2001:
-----------------------------------------
     First  Quarter                          $0.02      $0.02
     Second  Quarter                          0.02       0.02


     The quotations in the tables above reflect inter-dealer prices without retail markups, markdowns or commissions.

     We have 29 and 1 record holders of our common stock and series 1 preferred stock, respectively, as of August 23, 2001, as reported by our transfer agent (American Stock Transfer & Trust Company). The foregoing does not include beneficial holders of our common stock which are held in "street name" (i.e. nominee accounts such as Depository Trust Company).



DIVIDEND  POLICY

     No cash dividends have been paid by us on our common stock and no such payment is anticipated in the foreseeable future. We are obligated to make an annual dividend on its Series 1 Preferred Stock in cash or common stock. In April 2000, we met our first dividend obligation of $.495 (which dividend was pro rated based upon the number of days the series 1 preferred stock was outstanding in 1999), per share to its series 1 preferred shareholders via the issuance of approximately 104,000 shares of common stock. The General Corporation Law of the State of Delaware prohibits our declaration of dividends except out of surplus or net profits for the fiscal year in which the dividend is declared and/or the proceeding fiscal year. In April 2001, the Board of Directors determined that its surplus/net profits in accordance with Delaware Law was insufficient to declare its dividend payment to its series 1 preferred shareholders and no such dividend has been declared.

                             EQUITY LINE OF CREDIT

     Pursuant to the Equity Line of Credit, we may, at our discretion, periodically issue and sell up to 14,500,000 shares of common stock for a total purchase price of up to $3.0 million. If we request an advance under the Equity Line of Credit, Cornell Capital Partners, LP will purchase shares of our common stock for 82% of the average of the 3 lowest closing bid prices on the Over-the-Counter Bulletin Board or other principal market on which our common stock is traded for the 10 trading days immediately following the notice date. Cornell Capital Partners, LP intends to resell any shares purchased under the Equity Line of Credit at the market price. This prospectus primarily relates to the shares of common stock to be issued to Cornell Capital Partners, LP under the Equity Line of Credit. The effectiveness of the sale of the shares under the Equity Line of Credit is conditioned upon us registering the shares of common stock with the Securities and Exchange Commission.


     ADVANCES. Pursuant to the Equity Line of Credit, we may periodically sell shares of common stock to Cornell Capital Partners, LP to raise capital to fund our working capital needs. The periodic sale of shares is known as an advance. We may request an advance every 11 trading days.

     COMMITMENT FEES. Cornell Capital Partners, LP is entitled to 8.4% of each advance under the Equity Line of Credit as a commitment fee.

     LEGAL FEES. Butler Gonzalez LLP is entitled to a fee of $10,000 from the Gross proceeds of the first advance pursuant to the Equity Line of Credit Agreement for legal services rendered as well as a fee of $500 for legal and escrow fees from each advance.

     MECHANICS.  We  may,  at  our  discretion, request advances from Cornell
Capital Partners, LP by written notice, specifying the amount requested up to the maximum advance amount. A closing will be held 11 trading days after such written notice at which time we will deliver shares of common stock and Cornell Capital Partners, LP will pay the advance amount. We have the ability to determine when and if we desire to draw an advance.

     COMMITMENT PERIOD. We may request an advance at any time during the commitment period. The commitment period begins on the date the Securities and Exchange Commission first declares the accompanying registration statement effective. The commitment period expires on the earliest to occur of (i) the date on which Cornell Capital Partners, LP has made advances totaling $3.0 million or (ii) June 20, 2003 (I.E., two years from the date of the Equity Line of Credit).

     MAXIMUM ADVANCE AMOUNT. We may not request advances in excess of a total of $3.0 million. In addition, each individual advance is subject to a maximum advance amount based on an average daily volume of our Company's common stock. The maximum amount of each advance is equal to 150% of the average daily volume of our Company's common stock for the 40 trading days prior to the date of an advance multiplied by 82% of the average of the 3 lowest closing bid prices on the Over-the-Counter Bulletin Board or other principal market on which our common stock is traded for the 10 trading days immediately following the notice date of an advance. By way of illustration only, if we had requested an advance on June 1, 2001, then the 40-day average volume would have been approximately 10,838 and the average of the 3 lowest closing bid price of our common stock for the 10 trading days immediately following June 1, 2001 would have been $0.63. Accordingly, the maximum advance amount would have been $8398.36 (I.E., 150% multiplied by 10,838, multiplied by $0.63, multiplied by 82%).

     NUMBER OF SHARES TO BE ISSUED. We cannot predict the actual number of shares of common stock that will be issued pursuant to the Equity Line of Credit, in part, because the purchase price of the shares will fluctuate based on prevailing market conditions and we have not determined the total amount of advances we intend to draw. Nonetheless, we can estimate the number of shares of common stock that will be issued using certain assumptions. Assuming we drew down the entire $3.0 million available under the Equity Line of Credit in a single advance (which is not permitted under the terms of the Equity Line of Credit) and the purchase price was equal to $0.30 per share, then we would issue 10,000,000 shares of common stock to Cornell Capital Partners, LP These shares would represent 68.4% of our outstanding common stock upon issuance. To assist our stockholders in evaluating the number of shares of common stock that could be issued to Cornell Capital Partners, LP at various prices, we have prepared the following table. This table shows the number of shares of our common stock that would be issued at various prices, assuming a draw down of $3.0 million.

  Purchase  Price:             $0.25     $0.30     $0.35     $0.40     $0.50

  No. of Shares, millions(1):   12.0      10.0       8.6       7.5       6.0


  Total  Outstanding(2):        16.6      14.6      13.2      12.1      10.6


  Percent  Outstanding(3):      72.2%     68.4%     65.0%     61.9%     56.5%



(1) Represents the number of shares of common stock to be issued to Cornell Capital Partners, LP at the prices set forth in the table.
(2) Represents the total number of shares of common stock outstanding after the issuance of the shares to Cornell Capital Partners, LP
(3) Represents the shares of common stock to be issued as a percentage of the total number shares outstanding.



     REGISTRATION RIGHTS. We granted to Cornell Capital Partners, LP certain registration rights. The registration statement accompanying this prospectus will register such shares upon effectiveness. The cost of this registration will be borne by us.

     NET PROCEEDS. We cannot predict the total amount of proceeds to be raised in this transaction, in part, because we have not determined the total amount of the advances we intend to draw. However, we expect to incur expenses of approximately $60,000 consisting primarily of professional fees incurred in connection with registering 15,700,000 shares in this offering. In addition, we are obligated to pay a commitment fee equal to 8.4% of each advance to Cornell Capital Partners, LP as is described above.

     USE OF PROCEEDS. We intend to use the net proceeds received under the Equity Line of Credit for general corporate purposes and potentially to acquire small, technically viable companies that will contribute to our revenue, cash flow and our future growth.

                              PLAN OF DISTRIBUTION

     The selling stockholders have advised us that the sale or distribution of our Company's common stock owned by the selling stockholders may be effected directly to purchasers by the selling stockholders or by pledgees, donees, transferees or other successors in interest, as principals or through one or more underwriters, brokers, dealers or agents from time to time in one or more transactions (which may involve crosses or block transactions) (i) on the over-the-counter market or in any other market on which the price of our shares of common stock are quoted or (ii) in transactions otherwise than on the over-the-counter market or in any other market on which the price of our shares of common stock are quoted. Any of such transactions may be effected at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at varying prices determined at the time of sale or at negotiated or fixed prices, in each case as determined by the selling stockholders or by agreement between the selling stockholders and underwriters, brokers, dealers or agents, or purchasers. If the selling stockholders effect such transactions by selling their shares of our common stock to or through underwriters, brokers, dealers or agents, such underwriters, brokers, dealers or agents may receive compensation in the form of discounts, concessions or commissions from the selling stockholders or commissions from purchasers of common stock for whom they may act as agent (which discounts, concessions or commissions as to particular underwriters, brokers, dealers or agents may be in excess of those customary in the types of transactions involved). The selling stockholders and any brokers, dealers or agents that participate in the distribution of the common stock may be deemed to be underwriters, and any profit on the sale of common stock by them and any discounts, concessions or commissions received by any such underwriters, brokers, dealers or agents may be deemed to be underwriting discounts and commissions under the Securities Act.


     Cornell Capital Partners, LP may be deemed an "underwriter" within the meaning of the Securities Act of 1933 in connection with the resale of common stock under the Equity Line of Credit agreement. Cornell Capital Partners, LP will pay us 82% of the average of the 3 lowest closing bid price of our common stock on the Over-the-Counter Bulletin Board or other principal trading market on which our common stock is traded for the 10 days immediately following the advance date. The 18% discount on the purchase of the common stock to be received by Cornell Capital Partners, LP may be deemed an underwriting discount. Cornell Capital Partners, LP as part of their fee will be paid 8.4% of the gross proceeds raised in the Equity Line of Credit.

     Under the securities laws of certain states, the shares of common stock may be sold in such states only through registered or licensed brokers or dealers. We will inform the selling stockholders that any underwriters, brokers, dealers or agents effecting transactions on behalf of the selling stockholders must be registered to sell securities in all fifty states. In addition, in certain states the shares of common stock may not be sold unless the shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

     We will pay all the expenses incident to the registration, offering and sale of the shares of common stock to the public hereunder other than commissions, fees and discounts of underwriters, brokers, dealers and agents. We have agreed to indemnify the selling stockholders and their controlling persons against certain liabilities, including liabilities under the Securities Act. We estimate that the expenses of the offering to be borne by us will be approximately $60,000 as well as fees of 8.4% of the gross proceeds received under the Equity Line of Credit pursuant to the Equity Line of Credit Agreement to Cornell Capital Partners. We will not receive any proceeds from the sale of any of the shares of common stock by the selling stockholders. We will, however, receive proceeds from the sale of common stock under the Equity Line of Credit.

     The selling stockholders should be aware that the anti-manipulation provisions of Regulation M under the Exchange Act may apply to purchases and sales of shares of common stock by the selling stockholders, and that there are restrictions on market-making activities by persons engaged in the distribution of the shares. We will advise the selling stockholders that if a particular offer of common stock is to be made on terms constituting a material change from the information set forth above with respect to the Plan of Distribution, then to the extent required, a Prospectus Supplement must be distributed setting forth such terms and related information as required.

           MANAGEMENTS' DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS

The following information should be read in conjunction with the consolidated financial statements of our Company and the notes thereto appearing elsewhere in this filing. Statements in this Management's Discussion and Analysis or Plan of Operation and elsewhere in this prospectus that are not statements of historical or current fact constitute "forward-looking statements."


RESULTS  OF  OPERATIONS

Six  months  ended  June 30, 2001 compared to the six months ended June 30, 2000
--------------------------------------------------------------------------------

     Sales for the quarter ended June 30, 2001 were $960,274 compared with $3,973,690 for the same period of 2000. The net loss for the second quarter of 2001 was $955,628 compared with a net loss of $477,527 for the same period in 2000. The sales decrease was due to reduced catalog circulation; during the second quarter of 2001, the Company mailed 289,574 catalogs, a reduction of 87% from the 2,242,837 catalogs mailed during the comparable period of 2000.

     Cost of sales increased from 57.9% of net sales in 2000 to 67.7% in 2001. This cost of sales increase was due to higher than expected acquisition costs from the Company's vendors.

     Selling expenses for the second quarter 2001 were $602,181 which is 62.7% of sales for the quarter as compared to $1,673,200 for second quarter of 2000, or 33.6% of sales. General and Administrative Expenses decreased from $786,774 in 2000 to $604,223 in the second quarter 2001. The decrease was due to a decline in personnel and lower depreciation and amortization expenses.

     Interest expense increased to $51,543 in the second quarter of 2001 from $27,801 in 2000 as a result of the increase in borrowings.

Year  Ended  December  31,  2000  Compared  to  December  31,  1999
-------------------------------------------------------------------

     Net loss for the year ended December 31, 2000 was $3,418,811 compared to a net profit of $48,059 for the same period of 1999. We attribute this change to a decrease in net sales and increases in costs of sales, selling expenses, general and administrative expenses, and interest expense; as well as, a write-down in intangible assets and the cumulative effect of the adoption of a change in accounting.

Net  Sales:
----------

     Total  net  sales  for  2000  decreased  $830,478, or 5.0%, to $15,899,473, compared with $16,729,951 for 1999. Net sales include sales from merchandise, Jeannie's Kids Club memberships, shipping and handling charges, and mailing list rentals.

     We attribute the decrease in sales to The Natural Baby Catalog, which recorded 2000 sales of $5,813,236 compared with $6,835,766 in 1999, a decrease of $1,022,530, or 15.0%.

     The net sales of the Perfectly Safe Catalog also decreased by $179,747 to $5,153,021 in 2000 compared with $5,332,768 in 1999. Net sales of Jeannie's Kids Club Catalog, also decreased to $2,563,493 in 2000 compared with $2,583,447 for 1999.

Cost  of  Sales:
---------------

     Our cost of sales, as a percentage of net sales, increased from 60.1% for 1999 to 60.8% for 2000 due to tighter than expected acquisition costs from our vendors. Our gross profit decreased by $448,105, or 6.7%, to $6,230,181 in 2000 compared to $6,678,286 in 1999.

Selling  Expenses:
-----------------

     Selling expenses, which consist of advertising and other marketing related expenses expressed as a percentage of sales, increased from 29.7% for 1999 to 36.8% for 2000. We attribute the increase of $889,826, from $4,968,552 in 1999 to $5,858,378 in 2000, to higher catalog costs and a decrease in the sales per catalog ratio. Total catalog circulation was approximately 9.1 million for 2000 compared to 8.9 million for 1999.

Other  Expenses:
---------------

     Our general and administrative expenses were $2,751,623, or 17.3% of net sales, for 2000, and $1,603,808, or 9.6% of net sales, for 1999. We attribute the increase in general and administrative expense to increased costs related to the new building, web site development, including additional employees and equipment, an increase in professional fees, and a decrease in total costs charged to The Havana Group, Inc., an affiliated company.
Total costs charged to Havana in 2000 and 1999 amounted to $35,247 and $225,086, respectively. During, 1999, the agreement was modified and extended on a month-to-month basis as Havana began to incur direct costs for its administrative functions. Havana currently pays us an accounting, data processing, and administrative charge of $30,000 per year.

     During the fourth quarter of 2000, we determined that the remaining un-amortized costs of certain intangible assets were impaired and the balances amounting to $594,131 were written-off.

     Our interest expense increased to $249,051 in 2000 from $132,649 in 1999 as a result of our increase in borrowings.

     During 2000, we recorded a charge of $239,726 (an increase in deferred revenue) representing the cumulative effect on prior years (to December 31,
1999)  for  the  adoption  of  Staff  Accounting  Bulletin  No.  101,  Revenue
Recognition.

LIQUIDITY  AND  CAPITAL  RESOURCES

     In March 1999, we completed a public offering of securities through Fairchild Financial Group, Inc. In the offering, we sold 460,000 Units at the public offering price of $5.50 per Unit. Each Preferred Unit consisted of one share of Series 1 Preferred Stock and two Series 1 Preferred Stock Purchase Warrants. We realized net proceeds of approximately $1,960,000 from this Offering.

     In July 1999 we obtained a new credit facility from Bank One, N.A. Bank One extended a 24 month revolving credit line in the amount of $500,000, bearing interest at prime plus 1%. Additionally, Bank One extended a term loan to us for $300,000, bearing interest at 7.75%. The due date of the note was extended to August 31, 2001. Our previously outstanding $800,000 line of credit was retired with the proceeds of the new borrowings. The Bank One revolving credit line was increased to $1,000,000 on May 10, 2000 and its due date was extended to August 31, 2001. These loans are secured by our assets, a third mortgage on our real estate, cross collateralization of life insurance on the lives of Mr. and Mrs. Miller, and carry unconditional and unlimited guarantees of Mr. William Miller and Mrs. Jeanne Miller.

     In July 1999, we finalized an agreement to purchase a building located in North Canton, Ohio, which serves as our office and warehouse facilities as well as for Duncan Hill. The purchase price of the building was $2,200,000. The purchase was partially financed through a commercial real estate loan from Bank One, N.A. in the amount of $1,690,000. The loan has a 20 year amortization period with an expiration date of July 7, 2009, and carries a variable interest rate based upon the 30 day LIBOR plus 2.75%. The rate of interest at December 31, 2000 was 9.5%. The loan is secured by a first mortgage on our real estate, guaranteed by Duncan Hill, Inc., Mr. William Miller, Mrs. Jeanne Miller, and is cross collateralized with assignment of life insurance.

     We have violated various covenants in our line-of-credit and other loan agreements. Bank One N.A. has the right to declare the entire unpaid balance of its outstanding notes to be immediately due and payable. Bank One pursuant to an agreement dated January 24, 2001, entered into a forbearance agreement until March 31, 2001, that was conditioned upon us not further defaulting on any of our existing loan agreements. We have since entered into a new forbearance agreement with Bank One N.A that includes extending our credit facilities and notes thereunder until August 31, 2001. We are currently seeking to obtain a new institutional lender to replace its existing lending facilities; but, no assurances can be given that these efforts will be successful.

     As  of  June  30,  2001,  we  owed  Bank  One N.A. a total of approximately
$1,810,000, including $282,500 under its note and $331,000 under our line-of-credit facility. We have not been able to make timely payments to all our trade creditors. As of December 31, 2000 and June 30, 2001, we had past-due payables in the amount of $1,555,000 and $2,948,813, respectively. Certain vendors have suspended merchandise deliveries to us without cash payments in advance. As a result, we have not been able to make all shipments on new orders on a timely basis. We will require significant cash outlays for the foreseeable future to fund its delinquent trade credit balances and to meet ongoing trade and other debt obligations. We will require and are currently seeking sources of additional equity or debt financing in amounts that could be substantial. The type, timing and terms of financing we may obtain will depend our total cash needs, the availability of other financing sources and the prevailing conditions in the financial markets. We cannot guarantee that it will be able to obtain any such financing sources at any given time on favorable terms, if at all, or that, if such additional sources of financing cannot be obtained, we will be able to continue to operate as a going concern.

          For the period ended June 30, 2001, our accumulated deficit increased $1,622,871 from December 31, 2000 due to the net loss. In addition to the net loss of $1,622,871 cash used by operating activities included an increase in trademarks of $2,899. These uses were offset by non-cash charges of $125,022 for depreciation and amortization and $25,725 for loss on sale of assets. Additionally, cash was provided by a decrease in inventories of $706,630, a decrease in accounts receivable of $64,553, a decrease in deferred catalog expense of $323,707, a decrease in prepaid expenses of $8,782, and an increase in accounts payable, deferred revenue and accrued expenses of $833,418. With respect to investing activities, our cash increased by $1,612 for proceeds on the sale of assets and decreased $13,475 for the purchase of property and equipment. With respect to financing activities, our cash increased $44,762 from a decrease in due to/from affiliates. Our cash was reduced by $661,077 for payments on debt.

     For the period ended June 30, 2000, our accumulated deficit increased $1,007,743 from December 31, 1999 due to the net loss. In addition to the net loss of $1,007,743 cash used by operating activities included an increase in deferred catalog expense of $80,544 and prepaid expenses of $16,738.
Additionally, cash was used by a decrease in accounts payable, customer advances, and accrued expenses of $326,024 . These uses were offset by non-cash charges of $213,682 for depreciation and amortization. Cash was also provided by a decrease in accounts receivable of $38,306 and a decrease in inventory
of  $91,484.  Cash  was  used  for  investing   activities  of  $138,095  to
purchase new equipment and website development. With respect to financing activities, our cash increased $267,000 from a borrowing on line of credit and current note payable. Cash also increased by $175,000 from a decrease in due to/from affiliate. Cash was reduced by $80,059 for debt payments.

     At December 31, 2000, we had a deficit in retained earnings of $5,036,823, compared with a deficit of $1,390,312 at December 31, 1999. This change resulted from the 2000 net loss of $3,418,811 and a charge $227,700 as a result of the cumulative dividends charge relative to the preferred stock. For the year ended December 31, 2000, operating activities used $1,115,924 in cash.
Funds were provided primarily by increases in accounts payable, customer advances, and accrued expenses of $736,902, decreases in accounts receivable of $122,247 and inventories of $197,092, and non-cash expenses in depreciation and amortization of $523,744 and impairment of intangible assets of $594,131. Funds were consumed primarily by the net loss of $3,418,811. For the year ended December 31, 2000, our investing activities used $311,098 in cash for property and equipment additions. For the year ended December 31, 2000, our financing activities provided $623,402 in cash. This consisted of borrowings on our line of credit in the amount of $395,000, increases in notes payable of $300,000, a decrease in amounts due from affiliates of $124,998, and payments on long-term debt of $157,142. For the year ended December 31, 2000, the combined effect of net cash used by operating activities of $1,115,924, net cash used by investing activities of $311,098, and net cash provided by financing activities of $623,402 decreased cash from $859,431 at December 31, 1999 to $55,811 at December 31, 2000.

     At December 31, 1999, we had a deficit in retained earnings of $1,390,312, compared with a deficit of $1,438,371 at December 31, 1998. This change resulted from the 1999 net income of $48,059. For the year ended December 31, 1999, operating activities provided $10,346 in cash. Funds were provided primarily by net income of $48,059, non-cash expenses of depreciation and amortization of $337,180, and a decrease in other assets of $80,244. Funds were consumed primarily by inventory increases of $119,090, and increases in deferred advertising of $325,398. For the year ended December 31, 1999, our investing activities used $2,823,856 in cash. Property and equipment additions used $2,570,643 for increases in equipment and the purchase of corporate office warehouse complex. Additionally, we invested $253,213 in catalog development and redesign to alter the format, appearance, design, and presentation of its products. For the year ended December 31, 1999, our financing activities provided $3,647,515 in cash. This consisted of repayments on its line of credit in the amount of $262,000, increases in notes payable of $2,740,000, the sale of common stock fees of $102,624, and increases in amounts from affiliates of $93,898. For the year ended December 31, 1999, the combined effect of net cash provided by operating activities of $10,346, net cash used by our investing activities of $2,823,856, and net cash provided by our financing activities of $3,647,515 increased cash from $25,426 at December 31, 1998 to $859,431 at
December  31,  1999.

Recent  Development
-------------------

     On May 25, 2001, we entered into a two-year consulting agreement with Persia Consulting Group Inc. to provide advising services relating to our Company's financial status and capital structure. In exchange for Persia Consulting Group, Inc.'s advisory services we issued to Persia Consulting Group Inc 500,000 shares of Common Stock as well as agreed to pay a cash fee equal to $48,000 payable over the course of 24 months. Such fee is payable beginning November 1, 2001, which at our discretion, we shall make 24 monthly payments of $2,000 or 8 quarterly payments of $6,000 to Persia Consulting Group, Inc.

     Pursuant to our agreements with Cornell Capital Partners, LP we have filed a registration statement of which this prospectus is a part, to register Cornell Capital Partners, LP as a selling security holder, for the maximum number of shares that we may require Cornell Capital Partners, LP to purchase from it pursuant to the equity line of credit agreement. Once the registration statement is effective, we can request an advance of funds under the agreement. When an advance request is made, there is a waiting period of 10 trading days. The purchase price per share which Cornell Capital Partners, LP would pay is at 82% of the average of the 3 lowest closing bid prices of our common stock over the 10 trading day period following the advance notice date. In the event that we make a request for funds, we shall automatically withdraw that portion of the advance notice that does not meet the minimum acceptable price. The minimum acceptable price is computed by determining the 3 lowest closing bid prices of our common stock for the 10 trading days prior to the advance notice date and multiplying this figure by 75%. Then for every day of the 10 trading days after the advance notice date that the closing bid price of the stock is below the minimum acceptable price, we shall be deemed to have automatically withdrawn our request for 10% of the amount of funds requested. On the 11th trading day after the advance notice date, we must deliver to Cornell Capital Partners, LP, the number of shares of common stock to be sold and Cornell Capital Partners, LP must deliver the amount of the advance to be used to pay for the common stock. At each closing date, we receive the amount of the advance requested that has not been automatically withdrawn less escrow legal fees of $500 per closing (with $10,000 paid only at the first closing to Butler Gonzalez LLP) and an amount equal to 8.4% of the gross proceeds which is paid to Cornell Capital Partners, LP. A closing on any advance request is conditioned upon Cornell Capital Partners, LP's receipt of the following satisfactory legal opinions:

- The effectiveness of the registration statement of which this prospectus is a part and no stop order being in effect;

- Our completing all required blue sky applications from the sale of shares by Cornell Capital Partners, LP as a selling security holder;

- Our having timely filed all required reports under the Securities Exchange Act of 1934, as amended;

- There being no fundamental change to the information set forth in the registration statement of which this prospectus is a part which would cause us to file a post-effective amendment or knowledge of any event more likely than not to have the effect of causing such registration statement to be suspended or otherwise ineffective;

-     The  amount  of  the  advance  cannot  exceed  $3,000,000;

- Our have performed, satisfied and complied in all material respects with the covenants, agreements and conditions required by the equity line of credit agreement and registration rights agreement.

     We have issued 200,000 shares of Common Stock to Butler Gonzalez LLP as part of its fee for legal services rendered. In accordance with the Equity Line of Credit Agreement we have also issued to Yorkville Advisors Management, LLC a designee of Cornell Capital Partners, LP a five-year warrant to purchase 500,000 shares of common stock exercisable at $0.09 per share. The exercise price is payable in cash or through the cancellation of warrants equal in value to the exercise price of the warrants to be paid.

Forward  Looking  Statements  and  Associated  Risks
----------------------------------------------------

     This Prospectus contains forward looking statements which reflect Management's current views and estimates of future economic circumstances, industry conditions, company performance and the financial results. These forward-looking statements are based largely on our expectations and are subject to a number of risks and uncertainties, many of which are beyond our control, including, without limitation, competition and possible future changes to state sales tax laws. Actual results could differ materially from these forward looking statements as a result of changes in the trends in the children's mail order catalog industry, competition, availability and price of goods and other factors. Any changes in such assumptions or factors could produce significantly different results.

DESCRIPTION  OF  BUSINESS

OVERVIEW

     We are a direct marketing company formed under the laws of the state of Delaware. We sell and distribute products for children, principally from prenatal to age three, from our catalogs and from our Internet site, www.kidsstuff.com. Our sales are derived from the following sources:
------------------

- The Natural Baby Catalog. Natural Baby specializes in products for natural childcare, breast-feeding, cloth diapering, and natural fiber clothing for children from prenatal to age three.

- The Perfectly Safe Catalog. Perfectly Safe is the nation's only catalog devoted to child safety, child-proofing the home, and safety-related products for the family.

- Jeannie's Kids Club Catalog. Jeanne's Kids Club consists of selected popular quality hardgoods products from other children's catalogs offered at discounts of up to 60%, in return for an annual membership fee of $18.00 per year.

- Healthy Feet. Healthy Feet is a "kids shoe catalog" which features quality shoes from brands such as Sketchers, Converse, Keds and Bear Feet. In January 2000, Healthy Feet was renamed to LittleFeet, and reintroduced as an Internet only catalog.

- During the first half of 2001, Kids Stuff produced an additional catalog and test mailed 57,089 catalogs on April 27, 2001. The catalog was titled " Kids Stuff" and consisted of the most popular products from our other children's catalogs. At the present time we consider that the evaluation of the test is not complete and, accordingly, no decision has been made to continue the development of this catalog.

- Internet Marketing. Our web site is a marketing partnership with Yahoo! Shopping. The site is accessible at www.kidsstuff.com or on Yahoo! Shopping (http://shopping.yahoo.com). The web site contains all four of the catalogs, Jeannie's Kids Club, Natural Baby, Perfectly Safe and
     Little  Feet.


     We distribute its products directly to consumers from its sole location in North Canton, Ohio. This facility, which we own, consists of 38,760 square feet. Major functions performed at this facility consist of marketing, merchandising, creative catalog design, inbound telemarketing, electronic data processing of orders, warehousing, shipping, and all administrative functions. Our Internet site, www.kidsstuff.com, is managed and operated from this facility. During 2000, we received and processed approximately 346,000 orders from this location. In the first quarter of 2001, 41,428 orders were processed compared with 80,256 orders during the same period in 20. Our Internet site began operations in the fourth quarter of 1999, and recorded sales of approximately $3.4 million during 2000. Total sales for 2000 were $15,899,473 as compared to $16,729,951 for 1999. Net loss for the year ended December 31, 2000 was ($3,418,811) as compared to a net profit of $48,059 for the same period in 1999. During the six months ended June 30, 2001, sales were $3,136,581 and net losses were ($1,622,871), compared with $7,978,678 sales and net losses of ($1,007,743) experienced during the same period in 2000.

     As a result of the losses sustained during 2000 and the first two quarters of 2001, we need immediate and substantial additional financing for its operations. On May 25, 2001 we entered into a consulting agreement with Persia Consulting Group Inc, to provide advising services relating to our Company's financial status and capital structure. On June 20, 2001, we also entered into an agreement with Cornell Capital Partners, LP, to provide us with an equity line of credit wherein we could obtain funds by selling our common stock to Cornell Capital Partners, LP, on a regular periodic basis. The amount of stock to be sold would vary depending upon the recent trading volume and stock price, with funding limited to a total of $3 million over a 24 month term. For additional information concerning our agreement with Cornell Capital Partners, LP, see the "Equity Line of Credit Agreement and/or "Management's Discussion and Analysis and Results of Operations. Page 19."

     Our principal executive offices are located at 7835 Freedom Avenue N.W., North Canton, OH 44720; our telephone number is (330) 492-8090.

HISTORY

     Perfectly Safe, Inc. was formed by Duncan Hill, Inc., one of our principal stockholders, in 1990 under Ohio law for the purpose of publishing The Perfectly Safe Catalog, which was acquired from Jeanne Miller, one of our executive officers and director, in January 1990. Jeanne Miller purchased the Perfectly Safe Catalog in 1988 from the catalog's creator. In July 1995, Perfectly Safe began to publish its second catalog, Jeannie's Kids Club.

     Effective June 30, 1996, we succeeded to the catalog business of Jeannie's Kids Club and Perfectly Safe as a result of a reorganization in which we acquired from Duncan Hill the assets and liabilities of Perfectly Safe, which was dissolved. We were incorporated by Duncan Hill in July 1996, had no operations prior to the reorganization.

     Effective June 30, 1996, we also acquired from Duncan Hill the assets used by Duncan Hill to perform the telemarketing, order fulfillment, data processing and administrative functions, so that we could perform those functions our self. We then entered into a six-month transition period ended December 31, 1996 in which telemarketing, data processing, order fulfillment, and administrative functions were transferred to us from Duncan Hill in a manner consistent with the operational requirements of the various subsidiaries of Duncan Hill. During this period certain costs we were allocated by Duncan Hill, and in return, certain costs were allocated by us to Duncan Hill and its other subsidiaries, depending upon the transition status of the cost area involved. In either case, the costs were allocated pro rata in a manner consistent with Duncan Hill's practices in existence prior to June 30, 1996. The purchase price of Perfectly Safe and the aforementioned Duncan Hill assets acquired by Kids Stuff was $2,613,404.

     In July 1997, we acquired the net assets and operations of The Natural Baby Catalog from The Natural Baby Company, Inc., a mail order retailer of children's clothing and toys at a total purchase price of $2,066,829. This acquisition was funded with our proceeds from our initial public offering and was accounted for as a purchase.

COMPANY'S  OPERATIONS

     We are a direct marketing company formed under the laws of the state of Delaware. We sell and distributes products for children, principally from prenatal to age three, from its catalogs and from its Internet site, www.kidsstuff.com.

     Based upon a review of the catalog trade publication called "SRDS Direct Marketing List Service," we believe that our first catalog, "Perfectly Safe, The Catalog For Parents Who Care," is the nations only catalog devoted to child safety, child-proofing the home, and safety-related products for the family. Since 1990, our Company and our predecessor have published over 25 million Perfectly Safe catalogs and helped childproof over 450,000 homes.

     During July 1995 we introduced "Jeannie's Kids Club" catalog to broaden its market through a new direct marketing concept in children's products. Jeannie's Kids Club offers parents who become club members the opportunity of saving up to 60% compared with the same products in other popular children's catalogs. The current annual membership fee is $18.00 for Kids Club and $36.00 for Kids Club Gold which offers greater benefits. We began offering Kids Club Gold in the first quarter of 2001.

     In July 1997, we acquired from Baby Co. its third catalog, The Natural Baby Catalog, which specializes in products made of natural fiber, for children from prenatal to age three. The Natural Baby Catalog carries both hardgood products and softgood products (i.e., products primarily made from fabrics).

     In September 1999, we introduced a new catalog called "Healthy Feet" offering over 1,200 selections and sizes of shoes, with an emphasis on ages birth to age six. To support this new venture, we mailed 402,000 catalogs to its target audiences. Healthy Feet, a "kids shoe catalog" features quality shoes from brands such as Sketchers, Converse, Keds and Bear Feet.

     In the first half of 2001 we introduced "Kids Stuff" catalog, which carries the most popular products from each of the other catalogs. Our initial test mailing consisted of 57,089 catalogs which was mailed on April 27, 2001. We are in the process of evaluating the results of this test, and has not made any determination of this mailing or if we will continue this catalog.

In November 1998, we leased a retail store in Canton, Ohio. The retail store, which is named "Kids Catalog Outlet," features our children's clothing and other merchandise which have not been sold through our catalogs. During 2000, the retail store generated less than 2% of our sales and was considered unprofitable. We closed our retail outlet on April 28, 2001.

In October, 1999, we launched our new web site in a marketing partnership with Yahoo! Shopping. The site is accessible at www.kidsstuff.com or on Yahoo!
                                                  -----------------
Shopping  (http://shopping.yahoo.com).  The  web  site  contains all four of the
           -------------------------
catalogs,  Jeannie's  Kids  Club,  Natural Baby, Perfectly Safe and Little Feet.

     During  2000,  our  sales  by  product  area  were  as  follows:

                             2000 SALES BY SEGMENT
                               [GRAPHIC  OMITED]

                                2% Little Feet
                                36% Perfectly Safe
                                41% Natural Baby
                                21% Kids Club

THE  MARKET

     Our market for children's goods is affected by the number of births as well as women in the work force. We believe that a birth rate of an estimated 3.8 million births per year and the high percentage of women in the work force place an emphasis on the convenience and value of shopping by catalog and through the Internet, although there can be no assurance that we are correct in such belief.

Strategies
----------

     We believe that our expertise in the merchandising and direct marketing of children's products will provide the basis for future growth by the use of the following strategies:

     EXPANDED USE OF KIDS CLUB CATALOG AS AN INTERNET VEHICLE. During 1999, we generated over 95% of our sales exclusively through catalog distribution. Year 2000 results indicate that we generated approximately 78% of our sales through traditional catalog orders, 11% from consumers who received catalogs and elected to order through the Internet, and 11% through pure Internet marketing efforts. We desire to expand on this trend through expanded use of our Kids Club catalog. We believe that Kids Club, with its increased membership fee of $36.00, will adapt well to expanded Internet use. The consumer would obtain the lowest product prices and our margins would be protected through membership fees.

     DIVERSIFY PROGRAMS TO ACQUIRE NEW CUSTOMERS. We have historically relied upon traditional catalog circulation to acquire new customers to replenish the attrition from its customer base. This has been from catalog mailings to mailing lists rented from other sources, such as baby magazine subscription lists, other baby catalogs, etc. During 2000, outside rental lists became less responsive and caused higher than normal advertising costs. We believe that we can acquire new customers through the Internet and other sources at more attractive rates than catalog distribution, and desire to balance its efforts in this area so that no more than 50% of new customers are acquired from catalog sources.

     REDUCE CATALOG CIRCULATION. We believe that we can increase sales and reduce catalog circulation through the diversification of our marketing efforts and use of less expensive media to generate sales. We will achieve this by elimination of the less profitable segments of its mailings, while placing more emphasis on the more lucrative segments of its diversified marketing programs.

     INTERNET SALES. During 2000, we generated over $3.2 million of our sales through the Internet site, www.kidsstuff.com. Approximately 90% of this business is from consumers who have received catalogs, and the balance from consumers acquired by Internet marketing. At present our Internet site is a part of Yahoo! Shopping, and our Internet business has been largely derived as a result of that arrangement. We believe that by expanding our presence on other sites, we can increase its Internet business from outside sources and reduce our dependence upon catalog distribution to drive Internet sales.


     EXPAND INTERNET INFRASTRUCTURE. Our Internet site at www.kidsstuff.com was developed using certain software and processing systems from Yahoo! Shopping. We desire to establish our own independent Internet site as well, and link to Yahoo! Shopping. By doing this we achieve additional flexibility and can incorporate features not now available. Additionally, certain other Internet sites such as AOL cannot function using the Yahoo! system, and we are precluded from entering into an agreement with AOL until it has an independent Internet site available to it.

Four  Point  Operations  Plan
-----------------------------

     During fiscal 2001, we have sought to implement an operations plan to increase sales and reduce overhead. These include the following:

1.     Reduce  general  and  administrative  overhead.

2. Structure catalog mailings to an average of ten mailings per catalog per year, instead of eleven mailings at present.

3. Conduct merchandising tests to determine if a single catalog can be successful with all three product groupings.

4. Improve purchasing and inventory controls to reduce the number of times that we are out of stock on products resulting in partial shipments and unnecessary additional delivery costs.

Merchandising
-------------
     Our merchandising function is primarily handled by one of our founders and current President, Jeanne E. Miller. Mrs. Miller was previously President of Perfectly Safe, Inc., and responsible for the development of our business.

     We emphasize quality and safety in the selection of our products, and provide full price merchandise that we have tested. The sale of our products is backed by a full satisfaction warranty.

     The Perfectly Safe Catalog currently consists of 40 pages containing approximately 250 products. Products are principally hard-goods, and approximately 55% directly relate to child safety and child proofing the home. The balance consists of safety tested convenience products and toys. Unlike fashion catalogs which change their mix of products offered based upon trends and seasonality, Perfectly Safe retains proven products with only seasonal changes.

     During 1995, we used our merchandise expertise in children's products to design and launch our Jeannie's Kids Club Catalog. The target market is upper income parents who want quality, value and convenience in products for their children. Jeannie's Kids Club Catalog consists of selected, popular quality hard-goods products offered at discounts of up to 60%, in return for an annual club membership fee. The membership fee, historically $18.00 per year, was changed to $36.00 per year during 2001 for "Kids Club Gold" which may offer additional benefits, and is currently $36.00 per year. Jeannie's Kids Club Catalog currently consists of 40 pages containing approximately 250 products.


     In 1997 we purchased the Natural Baby Catalog, which emphasizes primarily softgood products for babies and their parents. Product selections include natural cotton diapers, products for breast feeding, natural fiber clothing, and wooden toys. The catalog is 48 pages and contains approximately 350 products, all of which are natural fiber, non-toxic and environmentally safe. Approximately 30% of The Natural Baby Catalog product line are exclusive or private label products.


     In September 1999, we introduced a new catalog called "Healthy Feet", offering over 1,200 selections and sizes of shoes, with an emphasis on ages birth to age six. Healthy Feet Catalog features quality shoes from brands such as Sketchers, Converse, Keds and Bear Feet. At the beginning of the year 2000, the catalog was renamed to "Little Feet", and reintroduced as an Internet catalog only, without traditional catalog mailing support.

     Products on our Internet site, www.kidsstuff.com, are selections from our traditional catalogs. The Internet site acts as a children's portal, and each of our catalogs carry its own identity within www.kidsstuff.com, and accepts its own unique orders. We believe that our merchandising expertise and experience in our children's catalogs will translate directly to Internet merchandising, and that products popular in one media will prove similarly popular in another media. However, costs of offering and maintaining products on the Internet will be substantially less than in traditional catalogs.

     We continually identify and test new product categories that are natural extensions of the core business. In traditional catalogs each product and product category is measured for its revenue and profitability. To do this advertising costs are allocated to the product based upon the number of square inches of catalog pages consumed in its presentation. Products are then rated by profitability performance with weaker products either removed or altered in their presentation. In Internet merchandising no such advertising analysis exists. We anticipate that we will offer more products over the Internet than in catalogs for this reason.

     Test products are selected based upon the data contained in the analysis of similar or related products, or sales and feature benefits that our merchandising team feels will appeal to the demographics of the intended catalog or Internet customer.


Marketing
---------

     We serve the children's market at an age where the child changes rapidly and many of the products become functionally obsolete within months of the date of purchase. Our market is primarily from prenatal to age three. We maintain proprietary mailing lists of households with an average income in excess of $50,000 per year, a proven history of mail order purchases and a newborn in the house. The number of customers who purchased in 2000 was over 185,000.

     We also rent mailing lists from outside sources, which consist of independent list compilers, as well as directly from other children's catalogs. Our present average cost of renting mailing lists is $0.10 per household per use.

     In order to select those households most likely to purchase, we use a statistical modeling system. We believe that the application of a statistical modeling system, increases the rate of percentage response and profitability of its catalogs, although there can be no assurance that we are correct in such belief.


     For our Perfectly Safe and Kids Club catalogs, we use a selling strategy built around two basic selling seasons: fall/winter and spring/summer. Each season requires changes of products appropriate to the time period for the life of the catalog. Catalogs are mailed on a monthly basis, with clearance sales advertised on wrappers of selected catalog mailings. Monthly mailing quantities, however, are subject to significant variations due to changes in timing and availability of rental mailing lists. In 2000, the catalog mailings for Perfectly Safe and Jeannie's Kids Club were 3.5 million and 1.8 million, respectively.

     The Natural Baby Catalog uses a selling strategy based upon three basic selling seasons: spring/summer and fall/winter. While catalogs are mailed monthly, lesser quantities are mailed monthly in the period February-June, with quantities increasing during the fall/winter season. The Natural Baby Catalog mailed approximately 3.8 million catalogs during 2000.

     In September 1999, we introduced a new catalog called "Healthy Feet" offering over 1,200 selections and sizes of shoes, with an emphasis on ages birth to age six. Healthy Feet, a "kids shoe catalog" features quality shoes from brands such as Sketchers, Converse, Keds and Bear Feet. At the beginning of the year 2000, the catalog was re-evaluated, renamed "Little Feet Catalog", and reintroduced as an Internet only venture.

     In October 1999, we introduced our Internet site, WWW.KIDSSTUFF.COM, and followed a strategy of mirroring its offerings in our catalogs. We believe that this initial strategy has been successful, as sales have developed in accordance with our initial plan. However, we believe that as our experience and tests with Internet marketing develop, we will develop separate Internet marketing strategies that utilize the inherent advantages of the Internet.

Customer  Service  and  Telemarketing
-------------------------------------

     We  derive  approximately  78% of our catalog orders through  orders placed
over  the  telephone,  and  emphasizes   superior  customer  service  and
friendliness in its sales representatives. Our method of receipt of payment includes major credit cards and checks. Our return policy is unconditional, and provides that if a customer is not satisfied with his or her purchase for any reason, it may be returned within 30 days for a full refund or exchange. If a shipping error has occurred we will issue call tags to pick up merchandise shipped in error and will send a corrected shipment. During 2000, we processed over 358,000 telephone calls, including product orders, catalog requests, and service requirements.

Business  Systems
-----------------

Telephone

     We have a Fujitsu F9600 PBX system with switching for 64 digital ports and 48 analog ports. The switch is fully programmable to change the phones and features to meet various requirements. The system controls 34 programmable digital phones for the office personnel and 50 programmable digital phones for order entry, conference rooms and warehouse. The Software allows us to monitor the call activity coming into order entry and customer service.

     Outside connection uses four T1's and one PRI, a Primary Rate Interface, which runs on a digital network for local service, with one T1 dedicated to Internet activity.


     We currently have 29 toll free numbers that are used mainly for order entry and customer service functions. Additionally, we have 50 toll free numbers that are not in use, but are reserved for later use, as well as 49 corporate numbers that are used for modems, faxes, customer service, outbound, etc.


Network
-------

     Our network utilizes a Pentium based server and Windows NT software. Our 46 office computers are interconnected through Windows NT, and have Internet access through a separate secured gateway T1 interface with a dedicated Pentium server. This allows all users with a network connection to gain access to the Internet.

     We are running on an NT network platform across four servers with 69 NT user licenses. Navision, our accounting software, also runs on Windows NT, as does our timecard system. All computers run Windows 98, and currently use Microsoft Office 2000.

Data  Processing
----------------
     Our data processing system uses an ADDS-Mentor server with a Pick-MvBase database with 74 user licenses. This machine is also a backup to the main NT server. We purchased Application software in 1991 and modified over time to meet our changing requirements. At this time, we consider that our application software is proprietary. The system serves 46 PC's for office personnel, 25 terminals for order entry and 16 terminals for the warehouse with capacity for 23 more order entry terminals and 6 more warehouse terminals.

Fulfillment  and  Delivery
--------------------------

     Our fulfillment and delivery objective is to provide excellent customer service within a low cost structure. Its fulfillment operations consist of 30,000 square feet of owned facilities in North Canton, Ohio. Orders shipped are individually recorded and posted through the use of barcode scanners, so that sales records and credit card deposits are electronically posted. Our fulfillment center processed approximately 346,000 and 357,000 shipments in 2000 and 1999, respectively.

Inventory  and  Purchasing
--------------------------

     We conduct our purchasing operations at our general offices in North Canton, Ohio. Each catalog contains between 250 and 350 products. Each product is reviewed weekly through the use of computerized reports that provide detailed information regarding inventory value, unit sales, and purchasing delivery times.

Product  Sourcing
-----------------

     We acquire products for resale in our catalogs from numerous domestic vendors. No single source supplied more than 10% of our products during the last three years.

Seasonality
-----------

     Our business incurs limited seasonal variations, and our three catalogs tend to offset each other to smooth out seasonal variations. As a result, we project that quarterly sales of its catalogs will provide approximately 23% to 27% of total annual catalog sales, with only a small overall increase in the fourth quarter.

     Our Internet sales have limited historical experience from which to base seasonality, and as a result we have used the projection of historical quarterly sales. The fourth quarter of 2000, accounted for 27% of total annual Internet sales, and has risen to approximately one-third of our sales in the current year.

     On a consolidated basis, our overall seasonality is projected to approximately 30% of total Company sales in the fourth quarter, with the remaining three quarters approximately equal; however, fourth quarter sales in 2000 were approximately 24% of total year sales

Competition
-----------

     Our business competes with other mail order catalogs, retail stores, and most recently Internet based retailers. These include department stores, specialty stores, discount stores, mass merchants and Internet stores. Many general and specialty catalog competitors, as well as retail and Internet stores have substantially greater financial, distribution and marketing resources than ours. However, other select catalogs such as "Hanna Anderson" compete with The Natural Baby Catalog in selected product areas, but do not compete across the entire product line. The same is true of Perfectly Safe and Kids Club catalogs, where "One Step Ahead," and "Sensational Beginnings" compete directly in certain product areas but do not compete across the entire product line.

     Internet stores offer substantial competition due to their business models. Offerings include discounted prices, free shipping and handling, and free gift wrapping that produce strong competitive pressure. Management believes that it should not follow these competitive strategies.

Trade  Marks  and  Trade  Names
-------------------------------

     We own ten federally registered trademarks such as "Perfectly Safe", "Jeannie's Kids Club", and the "The Natural Baby Co., Inc." Additionally, we own 28 Internet Domain identities, such as Kidsstuff.com and Perfectlysafe.com.


     While we believe that its trademarks provide adequate protection for its business purposes, there can be no assurance as to the extent of the protection that will be provided to us, or that we will be able to afford the expenses of any complex litigation which may be necessary to enforce the proprietary rights.


Regulatory  Matters
-------------------

     Our business, and the catalog industry in general, is subject to regulation by a variety of state and federal laws relating to, among other things, advertising and sales taxes. The Federal Trade Commission regulates our advertising and trade practices and the Consumer Product Safety Commission has issued regulations governing the safety of the products which we sell in out catalogs. No assurances can be given that we will comply with all state and federal laws affecting its business in the future.


     Under current law catalog retailers are permitted to make sales in states where they do not have a physical presence without collecting sales tax. We believe that we collect sales taxes in states where we are required to do so. However, since 1987, legislation has been introduced periodically in the U.S. Congress which would permit states to require sales tax collection by mail order companies. To date, this proposed legislation has not been passed. Should Congress, however, pass such legislation in the future, most states could be expected to require sales tax collection by out-of-state mail order companies. This would increase the cost of purchasing our products in those states and eliminate whatever competitive advantage that we may currently enjoy with respect to in-state competitors in terms of sales taxation, as well as increasing the administrative and overhead costs to us in connection with the collection of such sales tax. There can be no assurances given that these state sales tax laws will not be changed in the future to our detriment. We have no claims or regulatory matters in process or pending as of July 31, 2001.

Product  Liability  Insurance
-----------------------------

     Since 1990, our parent, Duncan Hill, has carried product liability insurance for us. The current coverage is $1 million per occurrence with an aggregate limit of $2 million. The policy is supplemented by an umbrella liability policy providing coverage of an additional $1 million per occurrence, $2 million aggregate. The policies are carried by Duncan Hill and we are also named insured. The policies are issued for a period of one year and are currently in effect through September 17, 2001. we may, in the future, procure the same coverage in its name, alone. Although we believe that our present insurance coverage is sufficient for its current level of business operations, there is no assurance that such insurance will be sufficient to cover potential claims, or that adequate, affordable insurance coverage will be available to us in the future. An uninsured successful claim against us or a successful claim in excess of the liability limits or relating to an injury excluded under the policy could have a material adverse effect on us.

Employees
---------

     In June 2001 we began restructuring and cut back on out total employment pending a refinancing of our business. As of July 31, 2001, we had 42 full time employees and 3 part time employees. Of this total 8 employees or 19% of the total full-time employees, hold positions of managers; 34 employees or 81% of the total hold hourly paid positions or non managerial status positions. The largest single segment of Kids Stuff's employment is in the direct labor involving order entry, customer service and distribution, where 27 employees or 64% total company employment is involved. The work force is non-union, and we do not anticipate a union presence in the foreseeable future.


Description  of  Property.
--------------------------

     In September 1999, we purchased and relocated to its present corporate office and distribution center in North Canton, Ohio. The facility is adjacent to Interstate 77 and approximately five minutes from the Akron Canton Airport. The facility consists of 38,760 square feet, with 10,880 square feet of office and 27,880 square feet of warehouse facilities. The entire facility is sprinklered and air-conditioned. All business functions are under this one roof with the exception of the Retail Outlet Store. The office includes facilities for Marketing, Merchandising, Purchasing, Customer Service, and Administration functions. Also included is a special section for Internet Administration and another area for Macintosh based Creative and Graphics functions. Orders processed in the Customer Service and Internet departments are entered directly into the main computer, processed, and printed in the warehouse for shipment. In 2000, we processed over 346,000 orders from this facility.

     Management believes that our facility is scalable without physical expansion to sales of $25 to $30 million per year. Further expansion beyond that could require an added warehouse facility, connected by T-1 telephone lines from our Customer Service operation. Space is available within a five mile radius of the present facility, and Kids Stuff has the technology to handle the connections.

     In August 1998, we entered into a lease for retail space at 4418 Belden Village Street, Canton, OH, containing approximately 3,400 square feet of space. This lease, which amends an earlier lease, has a term expiring December 31, 2002. We pay a monthly rent of approximately $2,250.

Legal  Proceedings
------------------

     In the normal course of business, we may be involved in various legal proceedings from time to time. Management evaluates each claim and provides for any potential loss when the claim is probable and estimable. In the opinion of management, the ultimate liability with respect to these actions will not materially affect our financial position.

MANAGEMENT

(a)     Identification  of  Directors
        -----------------------------

     The names, ages and principal occupations of our present directors, and the date on which their term of office commenced and expires, are as follows:

                                Term  of          Principal
Name                    Age     Office            Occupation
----                    ---     ------           ------------

William  L.  Miller     64        (1)           Chairman of  the  Board, Chief
                                                Executive  Officer and
                                                Principal Financial  Officer
                                                Of the  Company

Jeanne  E.  Miller(2)   53        (1)           President  of  the Company

Theodore  Pamperin(3)   60        (1)           Chairman  of American  Catalog
                                                Partnerships  LLC

Roger  A.  Kittelson    56        (1)           Chief  Financial Officer of
                                                NuPath Technologies Limited

----------------------------

(1) Directors are elected at the annual meeting of stockholders and hold office until the following annual meeting.

(2)  Mr.  and  Mrs.  Miller  are  married.

(3) Mr. Theodore Pamperin resigned his position as a director of our Company on August 17, 2001. The position previously held by Mr. Pamperin's position remains vacant.


(b)     Identification  of  Executive  Officers.
        ----------------------------------------

     William L. Miller is our Chairman of the Board, Chief Executive Officer, Principal Financial Officer, Treasurer and Secretary. Jeanne E. Miller is our President.

     The terms of all officers expire at the annual meeting of directors following the annual stockholders meeting. Subject to their contract rights to compensation, if any, officers may be removed, either with or without cause, by the Board of Directors, and a successor elected by a majority vote of the Board of Directors, at any time.

(c)     Business  Experience
        --------------------
     WILLIAM L. MILLER, is our Chairman of the Board, Chief Executive Officer, Treasurer and Secretary since our formation in July 1996. Mr. Miller is also our Chief Financial Officer. Mr. Miller serves as Chairman of the Board, President and Chief Executive Officer of The Havana Group, Inc. since December 1997. Previously, he was the sole director and an executive officer of E.A. Carey of Ohio, Inc. from 1984 to December 1997. Mr. Miller had been a director of Perfectly Safe, Inc. and its vice President since it was formed by Duncan Hill in 1990 until July 1996. Mr. Miller is President, founder and a director of Duncan Hill, Inc., a company he formed in 1977, Mr. Miller founded the MBI Corporation, which designed and developed packaging machinery (1975-78). Mr. Miller served in executive capacities in the direct marketing industry from 1971 to 1975. He holds a Bachelors Degree in Mechanical Engineering from Purdue University and a Masters Degree in Business Administration from Indiana University.

     JEANNE E. MILLER has been one of our directors since July 1996, and our President since January 1998. Previously, she served as Executive Vice
President of the Company from July 1996 until January 1998. Since July 1996, Mrs. Miller had been a director of Perfectly Safe, Inc., and its President since its formation in 1990 until July 1996. Mrs. Miller co-founded Duncan Hill in 1977 and has been a director and its Vice President since 1977. Mrs. Miller is the author of the child safety book THE PERFECTLY SAFE HOME, published by Simon and Schuster in 1991 and has appeared on network television to speak on that subject. Mrs. Miller served as Vice President and a director of Carey and Highland Pipe Company, both of which are subsidiaries of Duncan Hill, from 1984 to 1996.

     THEODORE PAMPERIN resigned his position as one of our directors on August 17, 2001. We have yet fill the position vacated by Mr. Pamperin. He was one of our directors since February 2001. Since 1995, Mr. Pamperin has been the Chairman of American Catalog Partnerships, LLC. a consulting services firm serving the Direct Marketing industry. Previously, Mr. Pamperin founded and headed up several major catalogs, including J. Crew, Tweeds and One212. He is an experienced catalog CEO and possesses an in-depth understanding of the elements critical to creating and operating a successful direct marketing business. During his 30-year career in the industry he has also headed up catalogs at General Mills and Fingerhut, and served as Group Executive
Vice-President at Hanover Direct. He has been a member of the Board of Directors of E&B Marine and Exposures and is a member of the Operating Committee of the DMA Catalog Council, as well as the Catalog Segment Advisory Board of the Direct Marketing Association. Mr. Pamperin received a BBA and MBA from the University of Wisconsin.

     ROGER A. KITTELSON has been one of our directors since February 2001. He has over thirty years of senior financial experience and since March 1999 has served as Chief Financial Officer of NuPath Technologies, Limited, a company engaged in the business of providing solutions for returning injured employees back to work safely. Mr. Kittelson is a CPA and a former partner with Arthur
Andersen LLP, one of the world's largest international public accounting and management consulting firms, where he gained diversified experience in several different industries including banking and financial services, manufacturing, health care, colleges and universities, law firms, golf and other sports clubs. Mr. Kittelson has been an entrepreneur/owner of Precision Custom Plastics Incorporated, a specialized manufacturing company and has also been the CFO, COO and/or CEO of several other companies, both public and private. Mr. Kittelson has considerable knowledge and expertise in management reporting, financial reporting, computer systems, acquisitions, financing, IPO's, employee benefit programs, human resources and operations. He holds a Bachelor of Arts Degree in Business Administration (with dual majors in Accounting and Economics) from Luther College in Decorah, Iowa.

      The Board of Directors had recently established a Compensation Committee and an Audit Committee consisting of Alfred M. Schmidt, Jr. and Debra P. Gibbs. However, Alfred M. Schmidt Jr. and Debra P. Gibbs resigned from the Board of Directors and Committees thereof in October and June, 2000, respectively, and as of July 31, 2001 the Board of Directors has not filled the vacancies in the Audit and Compensation Committees. At such time as such vacancies are replaced, the Audit Committee will, among other things, make recommendations to the Board of Directors regarding the independent auditors for the Company, approve the scope of the annual audit activities of the independent auditors and review audit results and have general responsibility for all auditing related matters. The Compensation Committee will review and recommend to the Board of Directors the compensation structure for the Company's officers and other management personnel, including salary rates, participation in incentive compensation and benefit plans, fringe benefits, non-cash perquisites and other forms of compensation.

     Our Certificate of Incorporation contains a provision eliminating the personal monetary liability of directors to the extent allowed under the General Corporation Law of the State of Delaware. Under the provision, a stockholder is able to prosecute an action against a director for monetary damages only if he can show a breach of the duty of loyalty, a failure to act in good faith, intentional misconduct, a knowing violation of law, an improper personal benefit or an illegal dividend or stock repurchase, as referred to in the provision, and not "negligence" or "gross negligence" in satisfying his duty of care. In addition, the provision applies only to claims against a director arising out of his role as a director or not, if he is also an officer, his role as an officer or in any other capacity or to his responsibilities under any other law, such as the federal securities laws. The provision, however, does not affect the availability of seeking equitable relief against one of our directors. In addition, we provided that we will indemnify our directors, officers, employees and other agents to the fullest extent permitted by Delaware law. Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise. We have been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.


COMPENSATION  OF  DIRECTORS
     We pay our directors who are not also our employees $500 for each meeting attended and reimburses such directors for travel and other expenses incurred by them in connection with attending Board of Directors meetings. Directors are eligible to participate in 1997 Stock Incentive Plan. Roger Kittelson and Theodore Pamperin each received outside the Plan options to purchase 60,000 shares of the Company's Common Stock in February 2001, with one-half of the options immediately exercisable and vested and the balance vested in February 2002. The options are exercisable at $.27 per share and expire in February 2006.

Executive  Compensation
-----------------------

     The following table provides a summary compensation table with respect to the compensation of William Miller, the Company's Chief Executive Officer (CEO), and Jeanne E. Miller, the Company's President for the past three years.


SUMMARY COMPENSATION TABLE
---------------------------


                                                                                       Long Term Compensation
                                                                                     --------------------------

                               Annual Compensation                                     Awards
                             ----------------------------------------------------------------------------------
 (a)                          (b)          (c)          (d)          (e)             (f)       (g)
                                                                     Other
 Name                                                                Annual       Restricted
 And                                                                 Compen-       Stock
 Principal                                                           Sation        Award(s)    Number of
 Position                     Year       Salary ($)    Bonus ($)     ($) (1)        ($)          Options
---------------------------  -------   ------------  -----------   ----------  --------------  ----------

William Miller,               2000        125,000        -0-          4,000         -0-            -0-
Chief Executive Officer       1999        125,000        -0-          4,000         -0-            100,000(2)
                              1998        125,000        -0-          4,000         -0-            -0-

Jeanne E. Miller,             2000        105,000        -0-          4,000         -0-            -0-
President                     1999        105,000        -0-          4,000         -0-            200,000(2)
                              1998         94,000        -0-          4,000         -0-            100,000



(1) Does not include the value of leased automobiles used almost exclusively for our company business or key man life insurance on the lives of each of William Miller and Jeanne E. Miller in the amount of $1,000,000, payable to the Company in the event of death. Mr. Miller is provided with a leased automobile by The Havana Group, Inc. with a monthly cost of approximately $1,100 and Mrs.
Miller is provided with a leased automobile by us at a monthly cost of approximately $800. The foregoing table does not include the value of any personal use of such automobiles.

(2) Options granted in 1999 include the cancellation of all options granted in past three years and regrant of an equal number, thereby lowering the exercise price to $1.33 per share.


AGGREGATED  OPTION  EXERCISES  IN  LAST  FISCAL  YEAR
AND  FY-END  OPTION  VALUES

     The information provided in the table below provides information with respect to each exercise of our stock option during fiscal 2000 by each of the executive officers named in the summary compensation table and the fiscal year end value of the Company's unexercised options.

(a)                      (b)                    (c)          (d)                      (e)
                                                                                Value  of
                                                                                Unexercised
                                                         Number  of             In-the-Money
                                                         Unexercised            Options
                                               Value     Options  at FY-End(#)  at  Fy-End($)
                    Shares Acquired on      Realized     Exercisable/           Exercisable/
Name                Exercise  (#)            ($)(1)      Unexercisable          Unexercisable(1)
----                -------------            -------     --------------        -----------------

William  L.  Miller     -0-                    -0-         100,000/-0-               -0-

Jeanne  E.  Miller      -0-                    -0-         200,000/-0-               -0-


(1) The aggregate dollar values in column (c) and (e) are calculated by determining the difference between the fair market value of the Common Stock underlying the options and the exercise price of our options at exercise or fiscal year end, respectively. In calculating the dollar value realized upon exercise, the value of any payment of the exercise price is not included.


     INCENTIVE COMPENSATION PLAN. Our Incentive Compensation Plan (the "Plan") is designed to motivate employee participants to achieve the Company's annual strategic goals. Eligibility for participation in the Plan is limited to our executive officers, and such other employees as may be designated by the Board of Directors from time to time. The amount of such plan with respect to any year shall be determined subsequent to the end of that year upon the determination of our operating income for that year. Each participant in the Plan is eligible to receive from the bonus plan an annual award of up to 50% of the participant's base salary. The Compensation Committee is responsible for recommending to the Board of Directors performance objectives and awards for participants. W. Miller and J. Miller are expected to be the principal participants in the Plan and they control the election of all directors. Payouts are to be determined annually following determination of the Company's fiscal year-end results. The Plan is subject to amendment of termination at any time, but no such action may adversely affect any rights or obligations with respect to any awards theretofore made under the Plan. As of the date of this prospectus, no compensation has been paid under the Plan.

     1997 STOCK INCENTIVE PLAN. Under the plan which was adopted in 1997 and amended on September 21, 1999, the compensation committee of the board of directors, may grant stock incentives to key employees and our directors to which a total of 400,000 shares of common stock may be issued; provided, however, that the maximum amount of common stock with respect to which stock incentives may be granted to any person during any calendar year shall be 20,000 shares, except for a grant made to a recipient upon the recipients initial hiring by us in which case the number shall be a maximum of 40,000 shares. These numbers are subject to adjustment in the event of a stock split and similar events. Stock incentive grants may be in the form of options, stock appreciation rights, stock awards or a combination thereof. The plan is not subject to any of the provisions of the Employee Retirement Income Security Act of 1974.


     Options granted under the plan may be either "incentive stock options," which qualify for special tax treatment under Section 422 of the Internal Revenue Code (the "Code"), or non-statutory stock options, which do not qualify. Incentive stock options may only be granted to persons who are employees of Kids Stuff. Options will expire at such time as the compensation committee determines, provided that no stock option may be exercisable later than ten years from its grant, except that the maximum term of any incentive stock option granted to a person who owns, directly or indirectly, 10% or more of the combined voting power of our capital stock (a "10% Shareholder") shall be five years. If an optionee ceases to be an employee or director by reason of death, incapacity of retirement, the option shall terminate fifteen months after the optionee ceases to be an employee. If an optionee ceases to be an employee because of resignation with the consent of the compensation committee, the option will terminate three months after the optionee ceases to be an employee. If an optionee ceases to be an employee or director for any other reason, the option will expire thirty days after the optionee ceases to be an employee.


     The option price per share is determined by the compensation committee, except for incentive stock options which cannot be less than 100% of the fair market value of the common stock on the date such option is granted or less than 110% of such fair market value if the optionee is a 10% shareholder. Payment of the exercise price may be made in cash, or unless otherwise provided by the compensation committee in shares of common stock delivered to Kids Stuff by the optionee or by the withholding of shares issuable upon exercise of the option or in a combination thereof. Options cannot be exercised until the date determined by the compensation committee. Each option shall be exercised in full or in part. Options are not transferable other than by will or the laws of descent and distribution, and may be exercised during the life of the employee or director only by him or her. No options may be granted under the plan after March 27, 2007. However, any options outstanding on March 27, 2007 will remain in effect in accordance with their terms.

     The plan also provides for the granting of stock appreciation rights, which entitle the holder to receive upon exercise an amount in cash and/or stock which is equal to the appreciation in the fair market value of the common stock between the date of the grant and the date of exercise. The number of shares of common stock to which a stock appreciation right relates, the period in which it can be exercised, and other terms and conditions shall be determined by the compensation committee, provided however, that such expiration date shall not be later than ten years from the date of the grant. Stock appreciation rights are not transferable other than by will or the laws of descent and distribution, and may be exercised during the life of the grant only by the grantee. The stock appreciation rights are subject to the same rules regarding expiration upon a grantee's cessation of employment or directorship, as pertains to options, discussed above.

     The compensation committee may also award shares of common stock in payment of certain incentive compensation, subject to such conditions and restrictions as the committee may determine. All shares of common stock subject to a stock award will be valued at not less than 100% of the fair market value of such shares on the date the stock award is granted. The number of shares of common stock which may be granted as a stock award in any calendar year may not exceed 80,000.

     The plan will be administered by the compensation committee, which has the authority to prescribe, amend and rescind rules and regulations relating to the Plan, to accelerate the exercise date of any option, to interpret the Plan and to make all necessary determinations in administering the Plan.

     The plan will remain in effect until such time as it is terminated by the board of directors. The plan may be amended by the board of directors upon the recommendation of the compensation committee, except that, without stockholder approval, the plan may not be amended to: increase the number of shares subject to issuance under the plan; change the class of persons eligible to participate under the plan; withdraw the administration of the plan from the compensation committee; or, to permit any option to be exercised more than ten years after the date it was granted.

     The compensation committee consisted of Debra P. Gibbs and Alfred M. Schmidt, Jr. until they resigned from the board and committees thereof in July and October, 2000, respectively. As of July 31, 2001, the compensation committee has granted under the plan to 11 employees, options to purchase 70,000 shares of Kids Stuff's common stock at an exercise price of $1.33 with an expiration date of September 21 2004.

EMPLOYMENT  AGREEMENTS

     We have have entered into separate five-year employment agreements with William Miller and Jeanne Miller, effective January 1, 1997, pursuant to which
William  Miller  is  serving  as  our  Chief Executive Officer and Jeanne Miller served as its Executive Vice President. In January 1998, we elected Jeanne Miller as our President. In October 1998, we entered into an amended agreement with Jeanne Miller. The employment agreements. as amended, provide for an annual base salary of $125,000 for William Miller and $105,000 for Jeanne Miller, subject to annual review. The employment agreements also provide for the eligibility of these executives to receive annual cash bonuses under our Incentive compensation plan discussed above. Each of these executives is provided with automobiles, at our expense, for their exclusive use, the make and model of which is to be mutually agreed upon by the executive and us, from time to time. These automobiles are used almost exclusively for business purposes. Each of these executives is also to be reimbursed for certain personal expenses up to $6,500, which amount shall be subject to increase to pay for any personal income tax liability should such reimbursements be deemed taxable to the executive. Each of these executives is also entitled to participate in any employee benefit plan which we may create in the future. We have also agreed to maintain in force, at its expense, during the term of the employment agreements, life insurance for the benefit of each of the executives in an amount equal to twice the base salary of William Miller and five times the base salary of Jeanne Miller. (As of July 31, 2000, Kids Stuff has not issued such insurance for William Miller and/or Jeanne Miller). Pursuant to the employment agreements, each of these executives has agreed not to compete with us during employment and for a period of one year following termination of employment and has further agreed to maintain as confidential, our proprietary information.

     Each of the employment agreements provide for severance compensation to be paid in all instances other than the executive's termination for cause. In the event that the executive becomes disabled or dies, we, in the case of William Miller, is required to pay an amount equal to the product of (x) and (y) where
(x) is the sum of the executive's salary and bonus paid in the prior year multiplied by 2.99 and (y) the percentage of the employment agreement's five year term remaining from the date of death of disability; provided, however, that such severance compensation will not be less than the officer's salary and bonus paid in the year prior to the year in which the officer dies or becomes disabled. The foregoing benefit is provided in the employment agreement of Jeanne Miller, but only in the event of disability. Each executive is also entitled to be paid severance compensation in an amount equal to the sum of the executive's salary and bonus paid in the prior year multiplied by 2.99 in the event that the executive elects to terminate the employment agreement upon our material breach of the employment agreement or upon our reduction of the executive's responsibilities, duties, functions or dignity of position resulting from a change of control, or otherwise. Assuming that severance payments were due to each of the executive officers as of the date of this Prospectus under the immediately preceding sentence, the amount of the severance payment to each of William Miller and Jeanne Miller would be $299,000 and $194,350, respectively. Jeanne Miller was diagnosed with lung cancer in February 2001, underwent surgery in March 2001, and has been recuperating since that time. Under the terms of her employment agreement she could be eligible for disability severance. This expense, or the payment of any severance compensation under either of the two employment agreements within the foreseeable future, would likely have a material adverse impact on our company. Each executive is further entitled to be paid severance compensation in the amount equal to the sum of the executive's salary and bonus paid in the last year of the executive's employment agreement in the event that the executive is not rehired upon terms acceptable to him or her or, in the case of William Miller, a successor chief executive officer is hired with William Miller's consent to replace William Miller prior to the expiration of the term of his employment agreement. Additionally, any executive entitled to severance compensation, above, will also be entitled to participate in any Company-sponsored employee health benefit plan at Kids Stuff's expense, for a maximum of eighteen months from the date of termination.

     Each of William Miller and Jeanne Miller was granted under their respective employment agreements an option to purchase 100,000 shares of our Common Stock, which option vested 25% on each of the first four anniversary dates commencing January 1, 1998, regardless of whether the executive is employed on such dates by us. The vested options will be immediately exercisable and will expire on January 1, 2007. Miller also received immediately vested and exercisable options to purchase an additional 100,000 shares in October 1998. The aforesaid options were canceled in September 1999 and were regranted at an exercise price of $1.33 per share on almost identical terms as the original options.

     William Miller is permitted under his agreement to devote such time to managing the affairs of Duncan Hill, Inc. and its affiliated parties as he deems appropriate, and to retain any compensation that he receives from those entities for providing those services.

     We also provides William Miller and Jeanne Miller and all other employees with health insurance on a non-discriminatory basis. We provide its executive officers and employees with certain fringe benefits and may, in the future, offer additional stock or cash incentive bonus plans, and other employer benefits on such amounts and upon such conditions as our board of directors may, in its sole discretion, determine.

POTENTIAL  CONFLICTS  OF  INTEREST

     William Miller is our co-founder, Chairman of the Board of Directors and Chief Executive Officer as well as of The Havana Group, Inc., Duncan Hill, Inc. William Miller's employment agreement with us provides that he shall be permitted to devote such time to managing Duncan Hill and Havana as he deems appropriate. Accordingly, William Miller will not be devoting his full-time attention to managing our operations. Thus, conflicts of interest could potentially develop (i) to the extent that William Miller is not able to devote his full-time and attention to a matter that would otherwise require the full-time and attention of a business chief executive officer, (ii) involving competition for business opportunities, (iii) involving transactions between us and its affiliated companies; and (iv) due to the relationship between William Miller and Jeanne Miller as husband and wife and as our directors and officers. We have not adopted any procedure for dealing with such conflicts of interest, except that our board of directors has adopted a policy that all new transactions between us and Duncan Hill, Havana or any other affiliated company must be approved by at least a majority of our disinterested directors.


SECURITY  OWNERSHIP  OF  CERTAIN  BENEFICIAL  OWNERS
AND  MANAGEMENT

     The following table sets forth as of July 31, 2001, certain information with respect to the beneficial ownership of Common Stock and Series A Preferred Stock by each person or entity known by us to be the beneficial owner of 5% or more of such shares, each officer and director, and all officers and directors of the Company as a group.

     Beneficial ownership as reported in the table below has been determined in accordance with Rule 13d-3 of the Securities Exchange Act. Accordingly, all of the Company's securities over which the officers and directors and nominees named, or as a group, directly or indirectly have, or share voting or investment power, have been deemed beneficially owned. All addresses are c/o Kids Stuff, Inc., 7835 Freedom Avenue N.W., North Canton, OH 44720. The percentage of outstanding common shares is based upon 4,512,442 shares of common stock outstanding without giving effect to the possible exercise of outstanding options or warrants. The percentage of outstanding series A preferred stock is based upon 5,000,000 shares of Series A Preferred Stock outstanding. The holders of the Series A Preferred Stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders. The Series A Preferred Stock has no conversion rights or rights to participate in dividend payments. William L. Miller and Jeanne E. Miller may be deemed to beneficially own all of Duncan Hill's shares for purposes of Rule 13d-3 of the Exchange Act based upon their controlling ownership of its common stock. Mr. and Mrs. Miller together control approximately 68% of Duncan Hill. The shares of common stock owned by Mr. and Mrs. Miller include their deemed beneficial ownership of 2,188,075 shares of common stock in the name of Duncan Hill and options to purchase 300,000 shares. The shares of series A preferred stock owned by Mr. and Mrs. Miller include their deemed beneficial ownership of 5,000,000 shares of series a preferred stock in the name of Duncan Hill. Messrs. Pamperin and Kittelson have options to purchase 60,000 shares each, which options vest one-half in February 2001 and the balance in February 2002. Yorkville Advisors Management LLC owns warrants to purchase 500,000 shares of our common stock. The table includes options and warrants vested through September 30, 2001.

                                   SHARES  OF              SHARES  OF  SERIES  A
                                   COMMON  STOCK           PREFERRED  STOCK
                                   BENEFICIALLY  OWNED     BENEFICIALLY  OWNED
                                   -------------------     -------------------
NAME  AND  ADDRESS  OF
BENEFICIAL  OWNER                   NUMBER     PERCENT      NUMBER     PERCENT
-----------------                   ------     -------      ------     -------
Duncan  Hill                      2,188,075      48.5%     5,000,000     100%

William  L.  Miller  and
Jeanne  E.  Miller                2,533,075      52.6      5,000,000     100%

Theodore  Pamperin                   30,000        .7         -0-        -0-

Roger  Kittelson                     30,000        .7         -0-        -0-

All  officers  and  directors
As  a  group  (four  persons)     2,593,075      53.0      5,000,000     100%

Persia  Consulting  Group  Inc.
One  World  Trade  Center
87th  Floor
New  York,  NY  10048               500,000      10.8         -0-        -0-

Yorkville Advisors Management LLC
One  World  Trade  Center,
77th  Fl.
New  York,  NY  10048              500,000       9.8         -0-         -0-


- The foregoing table does not reflect the possible issuance of shares of our common stock pursuant to our equity line of credit, which is summarized under "Management's Discussion and Analysis" and "Results of Financial Condition." at our option, we may draw down funds through the line of credit, subject to certain conditions. We have registered in the registration statement of which this prospectus is a part, substantially all of its authorized but unissued and unreserved shares of common stock in the amount of 14,500,000 shares for possible issuance and sale under the equity line of credit. Cornell Capital Partners, LP, which currently owns no shares of our common stock, has no right to purchase shares of our common stock unless we elect to draw down funds. For this reason, Cornell Capital Partners, LP is not shown as a holder of 5% or more of our common stock. Further, the Equity Line of Credit does not specify a maximum number of shares that may be issued pursuant to the agreement but it does specify a maximum number of dollars of $3 million. The number of shares that we may require Cornell Capital Partners, LP to purchase from it may make Cornell Capital Partners, LP an affiliate of our Company and could result in a change in control to Cornell Capital Partners, LP or its transferee.

CERTAIN  TRANSACTIONS

     Since 1997, we have provided administrative and fulfillment services to The Havana Group, Inc. During 1997, all fulfillment services were contracted and paid by us and charged to Havana based on the actual cost. All administrative costs were allocated between ourselves and Havana based upon the percentage of assets for each respective operating company to the total assets of both operating companies with 33% charged to Havana for the period January 1, 1997 through June 30, 1997 and 21% charged to Havana for the period July 1, 1997 through December 31, 1997. Duncan Hill incurred certain other costs, including legal and outside accounting/auditing expenses, which were allocated by Duncan Hill to us and Havana based on the same method and percentages as described above.

     Effective January 1, 1998, The Havana Group, Inc. entered into an agreement with us whereby we will provide administrative functions to Havana at an annual cost of $206,100 consisting of: $34,000 for accounting and payroll services, $51,600 for administration and human resource management, $34,900 for data processing, $32,200 for office equipment and facilities use, $38,100 for merchandising and marketing services and $15,300 for purchasing services. We will also provide fulfillment services to Havana at a cost of $2.40 per order processed. Our calculated these fees based on actual 1997 costs. Management believes these fees would represent actual costs should Havana undertake to provide these services itself. Havana is also obligated to pay us an amount equal to 5% of Havana's 1998 pre-tax profits as additional consideration for us providing administrative and fulfillment services to Havana. Total costs charged to Havana in 1998 amounted to $293,432. At January 1, 1999, the agreement was modified and extended on a month-to-month basis as Havana began to incur direct costs for its administrative functions. Havana pays to us an accounting, data processing, and administrative charge of $15,000 per year plus $1.75 per shipment for warehouse services. Havana was also obligated to pay 5% of its 1999 pretax profits to us in connection with these services; however, Havana did not have any pre-tax profits in 1999. In March 2000, Havana opened a new facility in North Canton, Ohio and began to directly perform certain of the above administration functions. Havana currently pays us a fee of $30,000 per annum for accounting, data processing and administrative functions.

     It is our policy that future transactions with affiliates will be on terms no less favorable than could be obtained from unaffiliated parties.

     In July 1999 we obtained a credit facility from Bank One, N.A. Bank One extended a 24 month revolving credit line in the amount of $500,000, bearing interest at prime plus 1%. Additionally, Bank One extended a term loan to the Company for $300,000, bearing interest at 7.75%. The due date of the note was extended to August 31, 2001. The Company's previously outstanding $800,000 line of credit was retired with the proceeds of the new borrowings. The Bank One revolving credit line was increased to $1,000,000 on May 10, 2000 and its due date was extended to August 31, 2001. These loans are secured by the assets of the Company, a third mortgage on the Company's real estate, cross collateralization of life insurance on the lives of Mr. and Mrs. Miller, and carry unconditional and unlimited guarantees of Mr. William Miller and Mrs. Jeanne Miller.

     In July 1999, we finalized an agreement to purchase a building located in North Canton, Ohio, which will serve as the office and warehouse facilities for us and Duncan Hill and temporary facilities for Havana. The purchase price of the building was $2,200,000. The purchase was partially financed through a commercial real estate loan from Bank One, N.A. in the amount of $1,690,000. The loan has a 20 year amortization period with an expiration date of July 7, 2009, and carries a variable interest rate based upon the 30 day LIBOR plus 2.75%. The rate of interest at September 30, 1999 was 8.78%. The loan is secured by a first mortgage on our real estate, guaranteed by Duncan Hill, Inc., Mr. William Miller and Mrs. Jeanne Miller, and is cross collateralized with assignment of life insurance.

     On September 21, 1999, we canceled 360,000 options previously granted to executive officers and directors and issued an equal number of replacement options for the purpose of lowering the exercise price of all options to the then fair market value of $1.33 per share.

     On January 6, 2000, we agreed to issue 4,000 shares to each of Lester Morse and Steven Morse for legal services rendered. On the same date, we engaged National Financial Communications Corp. as a consultant to develop, implement and maintain an ongoing program to increase the investment community's awareness of our activities and to stimulate the investment community's interest in us. For their services, we agreed pursuant to a consultant agreement, to pay National $7,000 per month and grant options to purchase 270,000 shares at an exercise price of $.54 per share. The options shall expire three years subsequent to the termination of service of the consulting agreement. On July 21, 2000, our Company and National Financial mutually agreed to terminate the consulting agreement and National Financial's options in exchange for which we issued 100,000 shares of common stock in exchange for services valued at $60,000.

     Reference is made to "Management's Discussion and Analysis" and "Results of Financial Condition" on page 19 for a complete description of an equity line of credit pursuant to which up to 14,500,000 shares may be issued to Cornell Capital Partners, LP, a selling security holder.

DESCRIPTION  OF  SECURITIES

PREFERRED  STOCK

     Our Board of Directors has the authority, without further action by our stockholders, to issue up to 10,000,000 shares of Preferred Stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences and the number of shares constituting any series or the designation of such series. The issuance of Preferred Stock could adversely affect the voting power of holders of our Common stock and could have the effect of delaying, deferring or preventing a change in control of us. We have no present plans to issue any shares of Preferred Stock other than the outstanding Series A Preferred Stock and Series 1 Preferred Stock discussed below.

SERIES  A  PREFERRED  STOCK

     We have issued and outstanding 5,000,000 shares of Series A Preferred Stock, $.001 par value, all of which are owned by Duncan Hill, Inc. The holders of the Series A Preferred Stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders. The Series A Preferred Stock and the Common stock held by Duncan Hill, Inc. will enable it and William L. Miller and Jeanne Miller, our Chief Executive Officer and President, respectively, to maintain control of us. The Series A Preferred Stock is not subject to redemption and has no conversion rights or rights to participate in dividend payments. In the event of any voluntary or involuntary liquidation, dissolution or winding up of our affairs, each share of Series A Preferred Stock has a liquidation preference of $.001 per share.

SERIES  1  PREFERRED  STOCK

     As of the date of this prospectus, we have issued and outstanding 339,244 shares of Series 1 Preferred Stock with the following rights, preferences and privileges:

          DIVIDENDS. Each Series 1 Preferred Share is entitled to cumulative annual dividends of $.495 (i.e. 9% of the liquidation preference per share) payable on the last business day of April of each year commencing April 2000 with a record date to be fixed annually by our Board of Directors subsequent to year end and prior to April 30th of each year. The first dividend payment shall be pro rated for the period from the date of issuance until December 31, 1999. Unpaid dividends will accumulate and be paid before payment of dividends on our Common stock. We may, at our option, pay dividends in shares of Common stock, in lieu of cash. Shares used for such purpose will be valued at the average closing sales price of our Common stock on the OTC Electronic Bulletin Board, NASDAQ or an Exchange during the ten trading days ending on the tenth day before the dividend payment date.


          CONVERSION. Commencing September 3, 2000, each Series 1 Preferred Share is convertible into two shares of Common stock. In lieu of the issuance of fractional shares, all amounts will be rounded-up to the nearest whole number.


          REDEMPTION. Commencing September 3, 2000, the Series 1 Preferred Shares are redeemable at our option, on not less than 30 days' prior written notice to registered holders at the redemption price of $7.20 per share plus accumulated dividends.


          VOTING RIGHTS. Preferred Shares are entitled to one vote per share voting together with the Common stock as one class, except as otherwise provided by the Delaware Corporation Law.


          PREFERENCE ON LIQUIDATION. The Series 1 Preferred Stock will be entitled to a preference on liquidation equal to $5.50 per share plus accumulated unpaid dividends.


          NO SINKING FUND. We are not required to provide for the retirement or redemption of the Series 1 Preferred Shares through the operation of a sinking fund.


     The conversion ratio, redemption price and liquidation preference per share are subject to adjustment to protect against dilution in the event of preferred stock splits, combinations, subdivisions and reclassifications.

PREFERRED  WARRANTS

     Commencing September 3, 2000 and expiring March 3, 2002, each outstanding Preferred Warrant entitles the registered holder to purchase one share of our Series 1 Preferred Stock at an exercise price of $6.00 per share. Preferred Warrants may be exercised by surrendering to the warrant agent the Preferred
Warrants and the payment of the exercise price in United States funds by cash or certified or bank check. No fractional shares of Series 1 Preferred Stock will be issued in connection with the exercise of Preferred Warrants. Upon exercise, we will pay to the holder the value of any such fractional shares based upon the market value of the Series 1 Preferred Stock at such time. We are required to keep available a sufficient number of authorized shares of Series 1 Preferred Stock for issuance to permit exercise of Preferred Warrants.

     In the event that we notify the holders of Series 1 Preferred Stock of our intention to redeem the Series 1 Preferred Stock, we shall after giving the holders of Preferred Warrants at least 30 days prior written notice, contemporaneously redeem Preferred Warrants at $1.20 per Warrant, subject to the holders right to exercise Preferred Warrants and convert the underlying Series 1 Preferred Stock during such notice period. In the event a holder of Preferred Warrants fails to exercise Preferred Warrants prior to their expiration, Preferred Warrants will expire and the holder thereof will have no further rights with respect to Preferred Warrants. A holder of Preferred Warrants does not have any rights, privileges or liabilities as on of our stockholders. In the event of the liquidation, dissolution or winding up , holders of Preferred Warrants are not entitled to participate in the distribution of our assets. The exercise price of Preferred Warrants and the number of shares issuable upon exercise of Preferred Warrants will be subject to adjustment to protect against dilution in the event of Preferred Stock dividends, Preferred Stock splits, combinations, subdivisions and reclassifications. Purchasers of Preferred Warrants will have the right to exercise Preferred Warrants to purchase shares of Series 1 Preferred Stock only if a current prospectus relating to such shares is then in effect and only if the shares are qualified for sale under the securities laws of the jurisdictions in which the various holders of Preferred Warrants reside.

COMMON  STOCK

     We have 25,000,000 shares of authorized Common stock. As of the date of this prospectus, we have 4,666,554 shares of Common stock issued and outstanding.

     Holders of Common stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders. Stockholders do not have cumulative voting rights. Subject to preferences that are applicable to any then outstanding Preferred Stock, holders of Common stock are entitled to receive ratably such dividends as may be declared from time to time by the Board of Directors out of funds legally available therefore. In the event of a dissolution, liquidation or winding-up, holders of Common stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preference of any then outstanding Preferred Stock. Holders of Common stock have no right to convert their Common stock into any other securities. The Common stock has no preemptive or other subscription rights. There are no redemption or sinking fund provisions applicable to the Common stock. All outstanding shares of Common stock are duly authorized, validly issued, fully paid and nonassessable.

CLASS  A  WARRANTS

     Commencing June 26, 1998 and expiring June 26, 2002, each Warrant entitles the registered holder to purchase one share of Common stock at an exercise price of $5.00 per share. Class A Warrants may be exercised by surrendering to the warrant agent the Class A Warrants and the payment of the exercise price in United States funds by cash or certified or bank check. No fractional shares of Common stock will be issued in connection with the exercise of Class A Warrants. Upon exercise, we will pay to the holder the value of any such fractional shares based upon the market value of our Common stock at such time. We are required to keep available a sufficient number of authorized shares of Common stock for issuance to permit exercise of the Class A Warrants.

     We may redeem the Class A Warrants at a price of $.05 per Warrant at any time after they become exercisable and prior to their expiration by giving not less than 30 days' written notice mailed to our record holders if the closing bid price of the Common stock has been at least $14.40 on each of the 20 consecutive trading days ending on the 5th day prior to the date on which the notice of redemption is given. In the event a holder of Class A Warrants fails to exercise the Class A Warrants prior to the expiration date of the Class A Warrants, the Class A Warrants will expire and the holder thereof will have no further rights with respect to the Class A Warrants. A holder of Class A Warrants will not have any rights, privileges or liabilities as a stockholder of Kids Stuff. In the event of the liquidation, dissolution or winding up of our, holders of the Class A Warrants are not entitled to participate in the distribution of our assets. The exercise price of the Class A Warrants and the number of shares issuable upon exercise of the Class A Warrants are subject to adjustment to protect against dilution in the event of stock dividends, stock splits, combinations, subdivisions and reclassifications.

OPTIONS/WARRANTS

     We have issued warrants to purchase 500,000 shares exercisable at $0.09 per share to Yorkville Advisors Management LLC a designee of Cornell Capital Partners, LP. These securities are subject to dilution to protect against stock splits, stock dividends, combinations, recapitalizations and the like and, in the case of the warrants, the sale of common stock below the exercise price of the warrants. The options shall expire three years from the termination of our consulting agreement with National and the warrants expire in June 2006. We have granted the Underwriter of our 1997 public offering an option to purchase 60,000 shares of Common stock at $9.90 per share until the close of business on June 26, 2002, and the Underwriter of our 1999 public offering a warrant to purchase 40,000 units at a price of $9.075 per Unit. Each unit consists of one share of Series 1 Preferred Stock and two Series 1 Preferred Warrants exercisable at $9.90 per share. The holders of the aforesaid securities have certain rights to demand that we register the securities with the Securities and Exchange Commission under the Securities Act of 1933 for a period of five years after issuance. In this respect, the Registration Statement of which this Prospectus is a part includes the resale of the 500,000 shares underlying the warrants.


TRANSFER  AGENT  AND  REGISTRAR

     Our transfer agent, registrar and Warrant Agent is American Stock Transfer & Trust Company, 40 Wall Street, New York, NY 10005.

UNREGISTERED  SHARES  ELIGIBLE  FOR  IMMEDIATE  AND  FUTURE  SALE

     Duncan Hill, Inc. owns 2,188,075 shares of our common stock and 5,000,000 shares of our Series A Preferred Stock. These securities are restricted securities as that term is defined by Rule 144 of the Securities Act of 1933, as amended. Such securities may only be sold in compliance with the provision of Rule 144 unless otherwise registered by us. The possible or actual future sales of the restricted securities under Rule 144 may have an adverse effect on the market price of our common stock. In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated), including persons who may be deemed to be affiliates of us as that term is defined under the Securities Act, is entitled to sell within any three-month period a number of shares beneficially owned for at least one year that does not exceed the greater of one percent of the then-outstanding shares of common stock or the average weekly trading volume in the common stock during the four calendar weeks preceding such sale. Sales under Rule 144 are also subject to certain requirements as to the manner of sale, notice and the availability of current public information about us. However, a person who is not an affiliate and has beneficially owned such shares for at least two years is entitled to sell such shares without regard to the volume, manner of sale or notice requirements. No predictions can be made as to the effect, if any, that future sales of shares under Rule 144 or the availability of shares for sale will have on the then-prevailing market, if any. Sales of substantial amounts of our common stock pursuant to Rule 144 or otherwise may adversely affect the then-prevailing market price of our common stock.

                                  LEGAL MATTERS
     The validity of the securities being offered hereby will be passed upon for us by Butler Gonzalez LLP, 1000 Stuyvesant Avenue, Suite 6, Union, NJ 07083.

                                     EXPERTS

     Our financial statements included in this prospectus have been audited by Hausser + Taylor, LLP, independent certified public accountants, to the extent and for the periods indicated in their reports in this prospectus and are included in this prospectus in reliance upon such reports given upon the authority of that firm as experts in accounting and auditing.


            INDEMNIFICATION  DISCLOSURE  FOR  SECURITIES  ACT  LIABILITIES

     Indemnification for liabilities under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of us pursuant to the Delaware General Corporation Law, our Articles of Incorporation (as amended) or Bylaws, or otherwise. However, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

     In the event that a claim for indemnification against such liabilities is asserted by a director, officer, or controlling person in connection with the securities being registered, we will submit to a court of appropriate jurisdiction the question of whether such indemnification by us is against public policy as expressed in the Securities Act. We will be governed by the final adjudication of this issue. Such action will not be necessary if, in the opinion of our counsel, controlling precedent has settled the question.

     Payment by us of expenses incurred or paid by a director, officer, or controlling person of us in the successful defense of any action, suit, or proceeding is not subject to the public policy limitations on indemnification.

                             ADDITIONAL INFORMATION

At your request, we will provide you, without charge, a copy of any exhibits to its registration statement. If you want more information, write or call us at:

Kids  Stuff,  Inc.
7835  Freedom  Avenue,  N.W.
North  Canton,  OH  44720
Attn:  Investor  Relations
Telephone:  (330)  492-8149

     Our fiscal year ends on December 31. We intend to furnish our shareholders annual reports containing audited financial statements and other appropriate reports. In addition, we are a reporting company and file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any reports, statements or other information we file at the SECs public reference room in Washington, D.C. You can receive copies of these documents, upon payment of a duplicating fee, by writing to the SEC. Our SEC filings are also available to the public on the SEC Internet site at http://www.sec.gov.

   You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that, which is contained in this prospectus. The selling security holders named herein will be offering to sell shares of common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of the common stock.

                                KIDS STUFF, INC.


                                FINANCIAL REPORT

                                KIDS STUFF, INC.

                                    CONTENTS








                                                                      Page
                                                                      ----

INDEPENDENT  AUDITORS'  REPORT                                         F-3

FINANCIAL  STATEMENTS
  Balance  sheets                                        F-4  through  F-5
  Statements  of  operations                                           F-6
  Statements  of  stockholders'  equity                                F-7
  Statements  of  cash  flows                                          F-8
  Notes to financial statements                          F-9 through  F-17

                          INDEPENDENT AUDITORS' REPORT
                          ----------------------------



     To  the  Stockholders  and  Board  of  Directors
     Kids  Stuff,  Inc.
     Canton,  Ohio

          We have audited the accompanying balance sheet of Kids Stuff, Inc. (a subsidiary of Duncan Hill, Inc.) as of December 31, 2000 and 1999, and the related statements of operations, stockholders' equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

          We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

          In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Kids Stuff, Inc. as of December 31, 2000 and 1999, and the results of its operations and its cash flows for the years then ended, in conformity with generally accepted accounting principles.

          The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. The Company incurred a net loss of $3,418,811 during the year ended December 31, 2000, had a working capital deficit of $3,515,874 as of December 31, 2000, is in default on its loan agreements, and is in arrears on accounts with certain vendor creditors, all of which raise substantial doubt about its ability to continue as a going concern. The Company's liquidity and management's plans in regard to these matters are described in Note 1.L and 6. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.


                                        HAUSSER  +  TAYLOR  LLP

     Canton,  Ohio
     April  10,  2001

                                KIDS STUFF, INC.

                                 BALANCE SHEETS

                           DECEMBER 31, 2000 AND 1999

                                                                            2000         1999
                                                                         -----------------------
ASSETS
CURRENT ASSETS
     CASH                                                                $   55,811   $  859,431
     ACCOUNTS RECEIVABLE                                                    135,327      257,574
     INVENTORIES                                                          1,847,913    2,045,005
     DEFERRED CATALOG EXPENSE                                               699,091      740,425
     DUE FROM AFFILIATES                                                    109,392      234,390
     PREPAID EXPENSES                                                        45,487      170,871
                                                                          ----------   ----------
        TOTAL CURRENT ASSETS                                              2,893,021    4,307,696

PROPERTY AND EQUIPMENT
     LAND                                                                   214,000      214,000
     BUILDING AND IMPROVEMENTS                                            2,041,553    2,026,172
     DATA PROCESSING EQUIPMENT AND SOFTWARE                                 596,419      401,182
     LEASEHOLD IMPROVEMENTS                                                  36,779       34,074
     WEB SITE DEVELOPMENT                                                   184,883      132,891
     MACHINERY AND EQUIPMENT                                                 96,599       86,901
     FURNITURE AND FIXTURES                                                 137,856      126,211
                                                                         ----------   ----------
                                                                          3,308,089    3,021,431
     LESS ACCUMULATED DEPRECIATION                                          379,581      206,652
                                                                         ----------   ----------
                                                                          2,928,508    2,814,779
OTHER ASSETS,NET OF ACCUMULATED AMORTIZATION
     GOODWILL                                                               958,705    1,015,805
     CATALOG DEVELOPMENT AND OTHER                                                0      368,995
     CUSTOMER LIST                                                                0      330,655
     DEFERRED FINANCING FEES                                                      0       82,055
                                                                         ----------   ----------
                                                                            958,705    1,797,510
                                                                         ----------   ----------
                                                                         6,780,234    $8,919,985
                                                                         ==========   ==========


THE  ACCOMPANYING  NOTES  ARE  AN  INTEGRAL  PART OF THESE FINANCIAL STATEMENTS.


                                KIDS STUFF, INC.
                                 BALANCE SHEETS

                           DECEMBER 31, 2000 AND 1999

                                                                                2000             1999
                                                                             ----------------------------
LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
     CURRENT PORTION OF LONG-TERM DEBT                                       $     160,949   $   157,000
     LONG-TERM DEBT RECLASSIFIED DUE TO LOAN
     COVENANT VIOLATIONS (NOTES 5 & 6)                                           1,837,031
     ACCOUNTS PAYABLE                                                            2,786,879     2,352,318
     LINE OF CREDIT                                                                895,000       500,000
     NOTE PAYABLE                                                                  300,000          -
     DEFERRED REVENUE                                                              318,322        15,302
     ACCRUED EXPENSES                                                              110,714       111,393
                                                                                 ----------   ----------
        TOTAL CURRENT LIABILITIES                                                6,408,895     3,136,013

LONG-TERM DEBT, NET OF CURRENT PORTION                                                   -     1,998,122

COMMITMENTS AND CONTINGENCIES                                                            -             -

STOCKHOLDERS' EQUITY
   PREFERRED STOCK, $.001 PER SHARE,
     10,000,000 SHARES AUTHORIZED:
      SERIES A, 5,000,000 SHARES ISSUED
        AND OUTSTANDING, VOTING, WITHOUT DIVIDEND                                   5,000         5,000
      SERIES 1, 460,000 SHARES ISSUED AND
        OUTSTANDING, VOTING, AGGREGATE
        LIQUIDATION OF $2.53 MILLION PLUS
        CUMULATIVE UNPAID DIVIDENDS OF $227,700                                       460           460
  COMMON STOCK, $.001 PAR VALUE,
        25,000,000 SHARES AUTHORIZED,
        3,625,001 SHARES ISSUED AND OUTSTANDING                                     3,625         3,513
        AT 12/31/00 AND 3,512,856 ISSUED
        AND OUTSTANDING AT 12/31/99
  ADDITIONAL PAID-IN CAPITAL                                                    5,399,077     5,167,189
  RETAINED EARNINGS (DEFICIT)                                                  (5,036,823)   (1,390,312)
                                                                                ----------    ----------
        TOTAL STOCKHOLDERS' EQUITY                                                371,339     3,785,850

                                                                                ----------    ----------
                                                                                6,780,234    $8,919,985
                                                                                ==========    ==========


   The accompanying notes are an integral part of these financial statements.


                                KIDS STUFF, INC.

                            STATEMENTS OF OPERATIONS

                 YEARS  ENDED  DECEMBER  31,  2000  AND  1999


                                                                                2000        1999
                                                                            ---------  ------------
SALES                                                                      15,899,473  $16,729,951

COST OF SALES                                                               9,669,292   10,051,665
                                                                            ----------   ----------
GROSS PROFIT                                                                6,230,181    6,678,286

SELLING EXPENSES                                                            5,858,378    4,968,552

GENERAL AND ADMINISTRATIVE EXPENSES                                         2,751,623    1,603,808

WRITE-DOWN FOR IMPAIRMENT OF INTANGIBLE ASSETS                                594,131          -
                                                                           ----------   -----------
(LOSS) INCOME FROM OPERATIONS                                              (2,973,951)     105,926

NET OTHER (EXPENSE) INCOME
     INTEREST EXPENSE                                                        (249,051)    (132,649)

     OTHER                                                                     43,917       74,782
                                                                           ----------   ------------
                                                                             (205,134)     (57,867)
                                                                           ----------   ------------
NET (LOSS) INCOME BEFORE CUMULATIVE
   EFFECT OF A CHANGE IN ACCOUNTING
   PRINCIPLE                                                              $(3,179,085)     $48,059

CUMULATIVE EFFECT ON PRIOR YEARS (TO
   DECEMBER 31, 1999) FOR THE ADOPTION
   OF STAFF ACCOUNTING BULLETIN #101,
   REVENUE RECOGNITION                                                       (239,726)        -
                                                                            ----------  -----------

NET (LOSS) INCOME                                                         $(3,418,811)     $48,059
                                                                            ==========  ===========

BASIC AND DILUTED LOSS PER SHARE
     AFTER CONSIDERING PREFERRED
     STOCK CUMULATIVE DIVIDENDS

   NET LOSS BEFORE CUMULATIVE
         EFFECT OF CHANGE IN ACCOUNTING
         PRICIPLE                                                        $      (0.95)  $   (0.05)

     CUMULATIVE EFFECT OF CHANGE IN
     ACCOUNTING PRINCIPLE                                                $      (0.07)        -

     NET LOSS                                                            $      (1.02)  $   (0.05)


   The accompanying notes are an integral part of these financial statements.

                                             KIDS STUFF, INC.

                                    STATEMENTS OF STOCKHOLDERS' EQUITY

                                  YEARS ENDED DECEMBER 31, 2000 AND 1999



                                    COMMON     PREFERRED     PAID-IN       RETAINED
                                     STOCK      STOCK        CAPITAL       EARNINGS        TOTAL
----------------------------------------------------------------------------------------------------

BALANCE - JANUARY 1, 1999           $3,513   $  5,000       $ 3,216,734   $ (1,438,371)   $1,786,876

NET PROCEEDS FROM THE
   ISSUANCE OF 460,000
   PREFERRED SHARES IN
   PUBLIC OFFERING                       -        460         1,950,455            -       1,950,915

NET INCOME                               -         -                -           48,059        48,059
                                    ---------  ---------     -----------   -------------  ------------
BALANCE - DECEMBER 31, 1999            3,513    5,460         5,167,189     (1,390,312)    3,785,850

ISSUANCE OF 104,145 COMMON
   SHARES IN PAYMENT OF DIVIDENDS
   ON PREFERRED STOCK                    104        -           227,596       (227,700)            -

ISSUANCE OF 8,000 SHARES
   OF COMMON STOCK                         8        -             4,292              -         4,300

NET LOSS                                   -        -                 -     (3,418,811)   (3,418,811)
                                    ---------  ---------     -----------   -------------  ------------
BALANCE - DECEMBER 31, 2000         $  3,625   $ 5,460      $ 5,399,077   $ (5,036,823)  $   371,339
                                    =========  =========     ===========   =============  ============


 The accompanying notes are an integral part of these financial statements.

                                  KIDS STUFF, INC.

                            STATEMENTS OF CASH FLOWS

                     YEARS ENDED DECEMBER 31, 2000 AND 1999



                                                                                                        2000       1999
                                                                                                  ---------------------------
CASH FLOWS FROM OPERATING ACTIVITIES
   NET (LOSS) INCOME                                                                              (3,418,811)    $ 48,059
   ADJUSTMENTS TO RECONCILE NET (LOSS) INCOME TO NET
     CASH PROVIDED (USED) BY OPERATING ACTIVITIES:
       DEPRECIATION AND AMORTIZATION                                                                 523,744      337,180
       IMPAIRMENT OF INTANGIBLE ASSETS                                                               594,131          --
       LOSS ON DISPOSAL OF ASSETS                                                                         --        5,893
       COMMON STOCK ISSUED FOR SERVICES                                                                4,300          --
       DECREASE (INCREASE) IN RECEIVABLES                                                            122,247       (6,030)
       DECREASE (INCREASE) IN INVENTORIES                                                            197,092     (119,090)
       DECREASE (INCREASE) IN DEFERRED CATALOG EXPENSE                                                41,334     (325,398)
       DECREASE (INCREASE) IN PREPAID EXPENSES                                                        83,137       (4,374)
       DECREASE IN OTHER ASSETS                                                                           -        74,351
       INCREASE (DECREASE) IN ACCOUNTS PAYABLE,
         DEFERRED REVENUE, AND ACCRUED EXPENSES                                                      736,902         (245)
                                                                                                -------------   -----------
NET CASH (USED) PROVIDED BY OPERATING ACTIVITIES                                                  (1,115,924)      10,346

CASH FLOWS FROM INVESTING ACTIVITIES
    INVESTMENT IN PROPERTY AND EQUIPMENT AND OTHER ASSETS                                          (311,098)   (2,570,643)
    AMOUNT PAID FOR CATALOG DEVELOPMENT                                                                  --      (253,213)
                                                                                                -------------  ------------
NET CASH (USED) BY INVESTING ACTIVITIES                                                            (311,098)   (2,823,856)

CASH FLOWS FROM FINANCING ACTIVITIES
    BORROWINGS (REPAYMENT) ON LINE OF CREDIT - NET                                                395,000        (262,000)
    BORROWING ON NOTE PAYABLE - CURRENT                                                           300,000           --
    SALE OF PREFERRED STOCK                                                                            --       1,950,915
    AMOUNT PAID FOR DEFERRED FINANCING FEES                                                       (39,454)       (102,624)
    PAYMENT ON LONG-TERM DEBT                                                                    (157,142)       (584,878)
    BORROWINGS ON LONG-TERM DEBT                                                                       --       1,050,000
    BORROWINGS - REAL ESTATE MORTGAGE                                                                  --       1,690,000
    DECREASE (INCREASE) IN DUE FROM AFFILIATES                                                    124,998         (93,898)
                                                                                                -------------  -----------
NET CASH  PROVIDED BY FINANCING ACTIVITIES                                                        623,402       3,647,515
                                                                                                -------------  -----------

NET (DECREASE) INCREASE IN CASH                                                                  (803,620)        834,005

CASH - BEGINNING                                                                                  859,431          25,426
                                                                                                -------------  ------------
CASH - ENDING                                                                                    $ 55,811       $ 859,431
                                                                                                =============  ============

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
  CASH PAID DURING THE YEAR FOR INTEREST                                                         $246,083       $ 122,163
                                                                                                =============  ============



  The accompanying notes are an integral part of these financial statements.


                                KIDS STUFF, INC.

                          NOTES TO FINANCIAL STATEMENTS


NOTE  1.  BUSINESS  DESCRIPTION  AND  SUMMARY  OF  SIGNIFICANT  ACCOUNTING
          POLICIES

     A. Business Description - Kids Stuff, Inc. ("Kids Stuff" or the "Company") is in the direct marketing business and sells to customers throughout the United States. Duncan Hill, Inc. owns 81% of the Company's outstanding voting capital stock as of December 31, 2000. Perfectly Safe, a division of the Company, primarily sells children's safety products for use up to age 3. Jeannie's Kids Club, a division of the Company, sells hard good products for children primarily up to the age of 3. Natural Baby, a division of the Company, sells clothing and toys for children primarily up to the age of 3. Little Feet, a division of the Company, sells shoes primarily for children up to the age of
3.  Products  are  purchased  from  a  variety  of  vendors.

     B. Use of Estimates - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     C. Fair Value of Financial Instruments - The fair value of cash, accounts receivable, accounts payable and other short-term obligations approximate their carrying values because of the short maturities of those financial instruments. In accordance with Statement of Accounting Standards No.107, "Disclosure About Fair Value of Financial Instruments," rates available at balance sheet dates to the Company are used to estimate the fair value of existing debt. The carrying values of the Company's long-term obligations approximate their fair value. In accordance with Statement of Financial
Accounting Standards No. 107, "Disclosure About Fair Value of Financial Instruments," rates available at balance sheet dates to the Company are used to estimate the fair value of existing debt.

     D. Trade Receivables - It is the Company's policy to record accounts receivable net of an allowance for doubtful accounts. Management has determined that no allowance is necessary as of December 31, 2000. Bad debt expense was $95,167 and $58,300 for the years ended December 31, 2000 and 1999, respectively.

     E. Inventories consist of finished goods held for resale and are stated at the lower of cost or market with cost being determined by the first-in, first-out (FIFO) method.

     F. Deferred catalog expenses are costs of catalogs mailed to customers which are deferred and amortized over approximately six months, the estimated length of time customers utilize catalogs and other mail order mailings from the Company. Catalog expense was $5,045,699 and $4,163,448 for the years ended December 31, 2000 and 1999, respectively.

    G.  Property  and  equipment are carried at cost and depreciated using the straight-line method over their estimated useful lives ranging from five to forty years. Depreciation expense amounted to $172,929 and $88,391 for the years ended December 31, 2000 and 1999, respectively. Maintenance, repairs, and minor renewals are charged against earnings when incurred. Additions and major renewals are capitalized.

                                KIDS STUFF, INC.

NOTE 1. BUSINESS DESCRIPTION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

          H. Intangible Assets - During 1997, the Company purchased the net assets and operations of The Natural Baby Company. Management determined the fair value of the customer list acquired in that acquisition to be $505,000. The excess purchase price over the value allocated to the specifically identifiable assets acquired amounted to $1,151,092 and was recorded as goodwill. The customer list was being amortized using the straight-line method over seven years and the accumulated amortization was $174,345 as of December 31, 1999. During 2000, the Company determined that the remaining unamortized cost of the mailing list was impaired and the balance was written-off. Goodwill is being amortized using the straight-line method over twenty years and the accumulated amortization was $192,387 and $135,287 as of December 31, 2000 and 1999, respectively. The Company periodically assesses the goodwill for impairment based on the anticipated cash flows of the Company.

          During 1999 and 1998, the Company redesigned the Natural Baby Company, the Perfectly Safe and the Kids Club catalogs. Costs of redesigning these catalogs totaling $411,461 were capitalized and were being amortized over 48 months using the straight-line method. Accumulated amortization was $102,566 as of December 31, 1999. During 2000, the Company determined that the remaining unamortized cost was impaired, and the balance was written-off.

          I. The Company developed and maintains a mailing list of customers who have purchased merchandise in the recent past. The cost of developing, maintaining, and updating this list is expensed in the period incurred.

          J. Per Share Amounts - Net income per share is calculated using the weighted average number of shares outstanding during the year for basic earnings per share. Diluted earnings per share are calculated to include the dilutive effect of stock options and warrants. The weighted average number of shares outstanding in computing basic and diluted earnings per share for 2000 and 1999 were 3,589,619 and 3,512,856, respectively. There were no dilutive effects of any other outstanding securities in 2000 or 1999. Cumulative dividends incurred on the Series 1 preferred stock of $227,700 were deducted from 2000 and 1999 net income in the calculation of earnings per share.

          K. New Authoritative Pronouncements -- In December 1999, the Securities and Exchange Commission issued Staff Accounting Bulletin (SAB) 101, "Revenue Recognition in Financial Statements." SAB 101 provides guidance on applying accepted accounting principles to revenue recognition issues in financial statements. This statement is effective for all fiscal quarters beginning in the fourth quarter of 2000 and was adopted by the Company in that quarter.

         L. Going Concern - The financial statements have been prepared on the basis that the Company will continue as a going concern. However, the
Company  incurred  a  net loss of $3,418,811 during the year ended December
31, 2000, had a working capital deficit of $3,515,874 as of December 31, 2000, is in default on its loan agreements, and is in arrears on accounts with certain vendor creditors which raises substantial doubt about its ability to continue as a going concern.


       Certain vendors have suspended merchandise deliveries to the Company Without cash payments in advance. As a result, the Company was not always able to make all shipments on new orders on a timely basis. The
Company will require significant cash outlays for the foreseeable future to fund its delinquent trade credit balances and to meet ongoing trade and other debt obligations. The Company will require and is currently seeking sources of additional equity or debt financing in amounts that could be substantial. The type, timing and terms of financing the Company may obtain will depend upon its total cash needs, the availability of other financing sources and the prevailing conditions in the financial markets. The Company cannot guarantee that it will be able to find any such financing sources at any given time on favorable terms, if at all, or that, if such additional sources of financing cannot be obtained, that it will be able to continue to operate.

                                KIDS STUFF, INC.

NOTE 1. BUSINESS DESCRIPTION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

             The company is not assured of any alternative sources of capital to satisfy all amounts owed to its creditors. Accordingly, the Company's ability to continue as a going concern is dependent on the ability to develop working capital to meet creditors' and lenders' demands for payment, and to attain future profitable operations. The financial statements do not include any adjustments to its assets, including goodwill, or its liabilities that might result from the outcome of this uncertainty.


NOTE  2.  AGREEMENT  WITH  AFFILIATED  COMPANY

          Duncan Hill, Inc. owns 79% of the outstanding voting capital stock of the Havana Group, Inc. (Havana). In January 1998, the Company contracted with Havana to provide administrative, executive, and accounting services at an annual cost of approximately $206,100 and $2.40 per order processed. Havana was also obligated to pay 5% of its 1999 and 1998 pre-tax profits to Kids Stuff in connection with these administrative and fulfillment services. However, Havana had no pre-tax profits for 1999 or 1998. During 1999, the agreement was modified and extended on a month-to-month basis as Havana began to incur costs directly for its administrative functions.
     Havana currently pays to the Company accounting, data processing, and administrative charges of $30,000 per year. Total costs charged to Havana in 2000 and 1999 amounted to $35,247 and $225,086, respectively.

NOTE  3.  STOCKHOLDERS'  EQUITY

     A.  Common  Stock

     During 2000, the Company issued 104,145 unregistered restricted shares which represented payment of $227,700 of dividends on the Series 1 Preferred Stock; in addition, the Company issued 8,000 shares valued at $4,300 as payment for professional advisory services.


     B.  Preferred  Stock

     The Board of Directors has the authority, without further action by the stockholders, to issue up to 10,000,000 shares of Preferred Stock in one or more series and to fix the rights, preferences, privileges, and restrictions thereof, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences, and the number of shares constituting any series or the designation of such series.

     Duncan Hill holds the 5,000,000 outstanding shares of Series A Preferred Stock, $.001 par value. The holders of the Series A Preferred Stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders.

     The Series A Preferred Stock is not subject to redemption and has no conversion rights or rights to participate in dividend payments. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, each share of Series A Preferred Stock has a liquidation preference of $.001 per share.

     In March 1999, the Company completed a public offering (see Note 12) in which 460,000 shares of Series 1 Preferred Stock were issued. The holders of the Series 1 Preferred Stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders.

                                KIDS STUFF, INC.

The Series 1 Preferred Stock is redeemable at the option of the Company at a price of $7.20 per share commencing September 3, 2000. Each share is convertible into two shares of common stock at the option of the holder, commencing September 3, 2000. Each share receives a cumulative annual dividend of $0.495, or 9.0% of the liquidation preference per share, payable in cash or common stock at the option of the Company. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, each share of Series 1 Preferred Stock has a liquidation preference of $5.50 per share. Dividends in arrears on the Series 1 Preferred Stock amount to $.495 per share or $227,700 in aggregate at December 31, 2000.

C.  Warrants

The Company has outstanding 2,400,000 Class A warrants. Each warrant entitles the holder to purchase one share of common stock at a price of $5.00. The warrants expire June 26, 2002. The Company may redeem the Warrants at a price of $.05 per Warrant, at any time after they become exercisable, upon not less than 30 days' prior written notice, if the closing bid price of the Common Stock has been at least $14.40 per share for 20 consecutive trading days ending on the fifth day prior to the date on which the notice of redemption is given.

NOTE  4.       LINE  OF  CREDIT  AND  NOTE  PAYABLE

Kids Stuff, Inc. has a line of credit from Bank One which is payable on demand, bearing interest payable monthly at the bank's prime lending rate plus 1%, for an effective rate of 10.5% at December 31, 2000. The amount available on the line of credit is subject to an asset-based formula with a maximum of $1,000,000. The line of credit had a balance of $895,000 at December 31, 2000. The line is secured by assets of the Company and expires April 30, 2001. The repayment of the facility is guaranteed by Mr. William L. Miller, the Company's Chief Executive Officer, and Mrs. Jeanne E. Miller. Due to the current nature of the liability, the carrying amount of the line approximates fair value. The line of credit is guaranteed by Havana and Duncan Hill, Inc. At December 31, 2000, the Company had $55,500 available on the line of credit based on the agreement's asset-based formula.

The Company also has a Note Payable to Bank One of $300,000 which is payable on demand, had an effective rate of interest of 8.78% at December 31, 2000, and is secured by the Company's accounts receivable, inventory, and equipment, and the personal residence of the President and CEO.

NOTE  5.  LONG-TERM  DEBT

Long-term  debt  consists  of  the  following  at  December  31:

                                                                       2000        1999
                                                                       ----        ----
Bank One - $300,000 term loan, secured by the Company's
  Accounts receivable,   inventory,  and  equipment,
  and  the  personal  residence of  the  President  and CEO, payable in monthly installments of $6,213, including
  interest  of  8.7%  on  the  first  $250,000 and 5.78%
  on  the remaining  balance,  maturing July 2004.                   $ 227,142    $297,383
Bank One - $1,690,000 commercial real estate loan,
  secured by a first lien on  the  Company's  land  and
  real estate, and an assignment of key man life
  insurance  on  the  lives  of the Company's President and
  CEO, principal payable  in  monthly installments of
  $7,131, plus interest at a variable rate based  on  the
  30  day  LIBOR plus 2.75%  (9.5% at  December 31, 2000),
  balloon  payment  due  July  2009.                                1,040,169    1,125,739

                                      F-12

                                KIDS STUFF, INC.

NOTE  5.  LONG-TERM  DEBT  (CONTINUED)

                                                                                2000        1999
                                                                                ----        ----
    Stark  Development  Board Finance Corporation - $750,000 note,
    Secured by  a  second  lien  of the  Company's  land and real estate, guaranteed by Duncan  Hill,  Havana,  and  the
    Company's  President  and CEO, bearing interest  at  7.3%,
    maturing  December  2019.                                                  730,669      750,000
                                                                             ---------   ----------
                                                                             1,997,980    2,155,122

      Less  current  portion                                                 1,997,980      157,000
                                                                             ---------   ----------
                                                                             $    -      $1,988,122
                                                                             =========   ==========


     Scheduled principal repayments on long-term debt for each of the next five years are:

               Year                    Amount
               ----                    ------
               2001                $  160,949
               2002                   167,500
               2003                   174,700
               2004                   149,100
               2005                   110,300
         Thereafter                 1,235,431

The Company incurred interest expense of $249,051 and $132,649 for the years ended December 31, 2000 and 1999, respectively.

The Bank One loan agreements contain covenants regarding certain financial statement amounts, ratios and activities of the Company including debt to tangible net worth, debt service coverage and a minimum net worth. At December 31, 2000, the Company was not in compliance with these covenants. This non-compliance was not waived by the bank; however, the bank allowed a forbearance agreement through March 31, 2001 (see Note 6).

The Stark County Development Board Finance Corporation loan contains various covenants including that the Company will not declare or pay any dividend on any capital stock of the Company without the prior written consent of the lender. Additionally, this loan agreement requires the Company to maintain compliance with covenants in all other loan agreements. At December 31, 2000, the Company was not in compliance with the covenants in its Bank One loan agreements and, therefore, was not in compliance with this covenant.

The entire balance of the Company's long-term debt has been classified as a current liability on the accompanying balance sheet due to the non-compliance with the loan covenants.

NOTE  6.  LIQUIDITY

As of April 10, 2001, the Company continues to be in default on its loan agreements and has not paid its $300,000 term note that became due and payable on March 31, 2001. Bank One N.A. has the right to declare the entire unpaid balance of its outstanding notes to be immediately due and payable. Bank One N.A., pursuant to an agreement dated January 24, 2001, entered into a forbearance agreement until March 31, 2001, that was conditioned upon the Company not further defaulting on any of its existing loan agreements. The Company is in discussions with Bank One N.A. to enter into a new forbearance agreement and extension of the Company's existing credit facilities and notes thereunder.

                                KIDS STUFF, INC.

NOTE  6.  LIQUIDITY  (CONTINUED)

The Company is also currently seeking to obtain a new institutional lender to replace its existing lending facilities. No assurances can be given that these efforts will be successful.

NOTE  7.  LEASE  COMMITMENTS

Duncan Hill, Inc., the parent company of Kids Stuff, has entered into several operating leases for retail space and equipment. Kids Stuff currently makes the required lease payments and allocates a portion of the cost to the Havana Group under the terms of the agreement discussed in Note 2. Duncan Hill is dependent on Kids Stuff to meet monthly lease obligations. Future minimum lease payments required by Duncan Hill, Inc. under noncancellable operating leases for the years ending December 31 are as follows:

     2001     $  64,650
     2002        55,135
     2003        50,535
     2004        45,480


NOTE  8.     INCOME  TAX

The Company accounts for income taxes in accordance with Statement of Financial Accounting Standard No. 109, Accounting for Income Taxes. The Company files its Federal income tax return as part of a consolidated group.

Deferred  income  taxes reflect the effects of temporary differences between the carrying amount of assets and liabilities for financial reporting purposes. Deferred tax assets (liabilities) consisted of the following at December 31:
                                             2000              1999
                                             ----              ----

   Deferred  tax  assets:
      Net  operating  loss carryforward    $ 1,397,564       $ 330,974
                                           ------------     -----------
      Total  deferred  tax  assets           1,397,564         330,974
      Valuation  allowance                  (1,062,093)        (25,606)
                                           ------------     ------------
      Net  deferred  tax  asset                335,471         305,368

     Deferred  tax  liabilities:
          Deferred  catalog  expense          (237,691)       (251,745)
          Amortization                         (25,908)        (19,015)
          Depreciation                         (71,872)        (34,608)
                                           ------------     -------------
     Total  deferred  tax  liabilities        (335,471)       (305,368)
                                           ------------     -------------
          Net  deferred  income  taxes     $         -       $       -
                                           ============     =============

The Company's ability to recognize deferred tax assets is dependent on generating future regular taxable income. In accordance with the provisions of SFAS 109, management has provided a valuation allowance.

                                KIDS STUFF, INC.

NOTE  8.     INCOME  TAX  (CONTINUED)

The Company's tax loss in 2000 was $3,137,031. The Company has net operating loss carryforwards of approximately $4,110,000 as of December 31, 2000 for tax purposes. The loss carryforwards expire in varying amounts through the year 2020.

NOTE  9.  EMPLOYMENT  AGREEMENTS

The Company has entered into separate five-year employment agreements with Mr. William L. Miller and Mrs. Jeanne E. Miller, effective January 1, 1997, pursuant to which Mr. Miller is to serve as Chairman of the Board and Chief Executive Officer of the Company and Mrs. Miller is to serve as its President. The employment agreements provide for an annual base salary of $125,000 for Mr. Miller and $105,000 for Mrs. Miller, subject to annual review for increase by the Company. The employment agreements also provide for the eligibility of these executives to receive annual cash bonuses under the Company's Incentive Compensation Plan.

Each of the employment agreements provides a severance compensation to be paid in all instances other than the executive's termination for cause. In the event that the executive becomes disabled or dies, the Company, in the case of W. Miller, is required to pay an amount equal to the product of (x) and (y) where
(x) is the sum of the executive's salary and bonus paid in the prior year multiplied by 2.99 and (y) the percentage of the employment agreement's five-year term remaining from the date of death or disability; provided, however, that such severance compensation will not be less than the officer's salary and bonus paid in the year prior to the year in which the officer dies or becomes disabled. The foregoing benefit is provided in the employment agreement of J. Miller, but only in the event of disability. Each executive is also entitled to be paid severance compensation in an amount equal to the sum of the executive's salary and bonus paid in the prior year multiplied by 2.99 in the event that the executive elects to terminate the
employment agreement     upon the Company's material breach of the
employment agreement or upon the Company's reduction of the executive's responsibilities, duties, functions, or dignity of position resulting from a change of control, or otherwise.

Each of Mr. Miller and Mrs. Miller were granted under their respective employment agreements an option to purchase 100,000 shares of the Company's Common Stock, which will vest 25% on each of the first four anniversary dates commencing January 1, 1998, regardless of whether the executive is employed on such dates by the Company. The vested options will be immediately exercisable and will expire ten years from the date of the agreement. The exercise price of the options shall be $5.00 per share, subject to downward adjustments in the exercise price if the Company meets certain performance goals.

Mrs. Miller also received the option to purchase 100,000 shares of the Company's unregistered common stock as a signing bonus on October 16, 1998. The exercise price of the options shall be $2.50 per share, and the options will expire 10 years from the date of the grant.

During 1999, the Company cancelled the 200,000 options granted to Mrs. Miller as described in the two preceding paragraphs. The Company concurrently issued 200,000 options to Mrs. Miller exercisable at $1.33 per share. The fair value of the options granted to Mrs. Miller was $228,000, as calculated using the Black-Scholes option pricing model assuming no dividends, 123% volatility, an expected life of five years, and a risk-free interest rate of 6.0%

Additionally, the Company granted options to some of its directors under a non-qualified Stock Option Agreement discussed in Note 11.

                                KIDS STUFF, INC.

NOTE  9.  EMPLOYMENT  AGREEMENTS  (CONTINUED)

The Company accounts for employee stock options under APB 25 and, accordingly, no compensation cost has been recognized. If the Company had elected to recognize compensation cost consistent with the method prescribed by SFAS 123, the Company's net income would have been reduced (or its net loss increased) by approximately $131,475 or $.04 per share in 2000 and $338,100 or $.09 per share in 1999.

The Company computed the fair value of options granted during 1999 using the Black-Scholes option pricing model assuming no dividends, 123% volatility, an expected life of 50% of the ten-year option terms, and a risk-free interest rate of 6.0%. The fair value of options granted during 1999 was $302,100, including the options issued to Mrs. Miller in replacement of cancelled options.


NOTE  10.  INCENTIVE  PLANS

A.     Incentive  Compensation  Plan

The Company maintains an Incentive Compensation Plan (the "Plan"). The Plan is designed to motivate employee participants to achieve the Company's annual strategic goals. Eligibility for participation in the Plan is limited to the Chief Executive Officer and the Executive Vice President of the Company, and such other employees of the Company as may be designated by the Board of Directors from time to time. For each fiscal year of the Company, the Board will establish a bonus pool not to exceed 10% of the Company's operating income.

The amount of such pool with respect to any year shall be determined subsequent to the end of that year upon the determination of the Company's operating income for that year. Each participant in the Plan is eligible to receive from the bonus pool an annual award of up to 50% of the participant's base salary. There were no awards in 1999 or 2000.

B.     Stock  Incentive  Plan

The Company maintains a Stock Incentive Plan (Incentive Plan). Under the Incentive Plan, the Compensation Committee of the Board of Directors may grant stock incentives to key employees and the directors of the Company pursuant to which a total of 400,000 shares of Common Stock may be issued; provided, however, that the maximum amount of Common Stock with respect to which stock incentives may be granted to any person during any calendar year shall be 20,000 shares, except for a grant made to a recipient upon the recipients initial hiring by the Company, in which case the number shall be a maximum of 40,000 shares. These numbers are subject to adjustment in the event of a stock split and similar events. Stock incentive grants may be in the form of options, stock appreciation rights, stock awards or a combination thereof. No stock incentives were granted under the Incentive Plan in 1999 or 2000.

                                KIDS STUFF, INC.

NOTE  11.  NON-QUALIFIED  STOCK  OPTION  AGREEMENT

During 1998, the Company entered into a non-qualified stock option agreement with Clark D. Swisher and Alfred M. Schmidt, Jr., directors of the Company. Each of Mr. Swisher and Mr. Schmidt were granted the option to purchase 30,000 shares of the Company's common stock, which vested 25% on August 1, 1998 and 25% on each January 1, 1999, January 1, 2000, and January 1, 2001. The vested options were immediately exercisable and will expire 10 years from the date of the agreement. The exercise price of the options was originally $2.50, later repriced to $1.33 per share of common stock. The pro forma disclosure in Note 9 includes the effect of the 15,000 options vesting in 2000 and 1999. Both directors resigned in 2000 and therefore forfeit these options in January 2001.

NOTE  12.  PUBLIC  OFFERING

In March 1999, the Company completed a public offering of securities in which 460,000 units were sold for $1,950,915, net of issuance costs of $579,085. Each unit consisted of one share of Series 1 Preferred Stock and two Series 1 Preferred Stock Purchase Warrants, and sold for $5.50 per unit. The preferred stock and warrants are separately transferable. Commencing September 3, 2000, each share of Series 1 Preferred Stock is convertible into two shares of Common Stock. Commencing September 3, 2000, each Preferred Warrant entitles the holder to purchase one share of Series 1 Preferred Stock at an exercise price of $6.00 per share until the close of business on March 3, 2002.

The proceeds of the public offering were used for the purchase of inventory, accounts payable reduction, establishment of a new operations center, web site production and development, leasehold improvements for the "Kids Catalog Outlet" retail store, and general corporate purposes.

NOTE  13.  CHANGE  IN  ACCOUNTING  FOR  REVENUE  RECOGNITION

In 1999, the Securities and Exchange Commission issued Staff Accounting Bulletin
(SAB)  101,   "Revenue  Recognition  in Financial Statements."  SAB 101 provides guidance on applying accepted accounting principles to revenue recognition issues in financial statements. The Company adopted SAB 101 in the fourth quarter of 2000. The SAB relates to the Company in regard to Jeanne's Kids Club membership fees, which allows a customer to purchase products from its catalog at a discounted price. These annual memberships are sold for $18.The SAB requires that membership fees be recognized ratably over the membership period. Prior to adoption, the Company recognized the revenue upon receipt of the initial membership purchase and upon billing for subsequent renewals of the membership. The effect of the change in 2000 was to decrease the net loss by approximately $57,000, or $.02 per share. Deferred revenue relating to SAB 101 of approximately $182,508 is included in Deferred revenue and customer advances on the accompanying balance sheet as of December 31, 2000.

NOTE  14.  COMMITMENTS  AND  CONTINGENCIES

The Company is subject to legal proceedings and claims which arise in the ordinary course of business. Management evaluates each claim and provides for any potential loss when the claim is probable and estimable. In the opinion of management, the ultimate liability with respect to these actions will not materially affect the financial position of the Company.


 WE HAVE NOT AUTHORIZED ANY DEALER, SALESPERSON OR
 OTHER PERSON TO PROVIDE ANY INFORMATION OR MAKE
 ANY REPRESENTATIONS ABOUT KIDS STUFF INC., EXCEPT THE
 INFORMATION OR REPRESENTATIONS CONTAINED IN THIS
 PROSPECTUS.  YOU SHOULD NOT RELY ON ANY ADDITIONAL
 INFORMATION OR REPRESENTATIONS IF MADE.

            -----------------------

This prospectus does not constitute an offer to sell, or a solicitation of an offer to buy any securities:

-  except the common stock offered by this                  ----------------------
   prospectus;                                                    PROSPECTUS
-  in any jurisdiction in which the offer or                ---------------------
   solicitation is not authorized;
-  in any jurisdiction where the dealer or other
   salesperson is not qualified to make the offer or
   solicitation;                                            15,700,000  COMMON STOCK
-  to any person to whom it is unlawful to make
   the offer or solicitation; or
-  to any person who is not a United States
   resident or who is outside the jurisdiction of the            KIDS STUFF INC.
   United States.

The delivery of this prospectus or any accompanying sale does not imply that:

-  there have been no changes in the affairs of
   Kids Stuff Inc. after the date of this prospectus; or
-  the information contained in this prospectus is
   correct after the date of this prospectus.                   AUGUST 30, 2001

           -----------------------

PART  II

ITEM  24.  INDEMNIFICATION  OF  DIRECTORS  AND  OFFICERS.

     Section 145 of the Delaware General Corporation Law, as amended, provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Section 145 further provides that a corporation similarly may indemnify any such person serving in any such capacity who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor, against expenses (including attorneys' fees) actually and reasonably incurred in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of chancery or such other court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnify for such expenses which the Court of Chancery or such other court shall deem proper. Article VII, Section 7, of the By-Laws of Kids Stuff provides for indemnification of officers, directors, employees and agents to the extent permitted under the Delaware General Corporation Law.


     The employment agreements with William L. Miller and Jeanne E. Miller each provide for their indemnification to the full extent permitted by law. Kids Stuff's Certificate of Incorporation contains a provision eliminating the personal monetary liability of directors to the extent allowed under the General Corporation Law of the State of Delaware. Under the provision, a stockholder is able to prosecute an action against a director for monetary damages only if he can show a breach of the duty of loyalty, a failure to act in good faith, intentional misconduct, a knowing violation of law, an improper personal benefit or an illegal dividend or stock repurchase, as referred to in the provision, and not "negligence" or "gross negligence" in satisfying his duty of care. The provision, however, does not affect the availability of seeking equitable relief against a director of Kids Stuff. In addition, the provision applies only to claims against a director arising out of his role as a director and not, if he is also an officer, his role, as an officer or in any other capacity or to his responsibilities under any other law, such as federal securities laws.


ITEM  25.  OTHER  EXPENSES  OF  ISSUANCE  AND  DISTRIBUTION.

Shown below are estimates of the approximate amount of the fees and expenses we have incurred in connection with this offering.

     Securities  and  Exchange  Commission  registration  fee
       and  miscellaneous  expenses                           $ 2,000.00*
     Legal  and  accounting  fees                             $45,000.00*
     Printer's  fees  and  expenses                           $13,000.00*
                                                               ----------
                    Total                                     $60,000.00*
                                                             ==============

*  Estimate

ITEM  26.  RECENT  SALES  OF  UNREGISTERED  SECURITIES.

     The following shares of unregistered securities have been issued by the Registrant since January 1, 1998.

     (i) In February 2000, the registrant Entered into a legal consulting agreement with Lester Morse for legal and advisory services. Compensation of approximately $15,000 was payable via the issuance of 8,000 shares of the Company's common stock.

     (ii) In April 2000, the registrant issued 104,145 shares of common stock in payment of dividends on the registrant's series 1 preferred stock in payment of $227,700 of dividends for 1999. The issuance of these 104,145 shares was exempt under Section 2(3) of the Securities Act of 1933, as amended, inasmuch as no sale took place.

     (iii) On July 21, 2000, the registrant entered into a financial consulting agreement with National Financial Corporation for consulting services until December 31, 2001. Compensation of approximately $60,000 was payable via the issuance of 100,000 shares of the Company's Common Stock. Exemption is claimed under Section 4(2) of the Securities Act of 1933, as amended, as transactions by an issuer not involving a public offering. There were no underwriting commissions paid in connection with the issuance of such 100,000 shares and the investor agreed to take for investment and not with a view toward distribution.

     (iv) In May 2001, the registrant issued and sold 500,000 shares to Persia Consulting Group Inc. in exchange for services rendered valued at $.08 per share. On June 20, 2001, the registrant sold 200,000 shares to Butler Gonzalez LLP in exchange for services rendered valued at $.08 per share. Exemption is claimed under Section 4(2) of the Securities Act of 1933, as amended, as transactions by an issuer not involving any public offering. There were no underwriting commissions paid in connection with the issuance of such 700,000 shares and each investor agreed to take for investment and not with a view toward distribution.

     (v) On February 6, 2001, the registrant granted options to purchase 60,000 shares to each of Roger Kittelson and Theodore Pamprin. The issuance of their options was exempt under Section 4(2) and/or Rule 506 of Regulation D as transactions not involving a public offering. There were no underwriting commissions paid in connection with the issuance of these options and the investors agreed that the issuance of any shares pursuant to the exercise of the options would contain an appropriate restrictive legend.

ITEM 27. EXHIBITS.

   3.01    Certificate of Incorporation of Kids Stuff (1)
   3.02    Certificate of Amendment of Certificate of Incorporation of Kids Stuff(1)
   3.03    By-Laws of Kids Stuff(1)
   3.04    Certificate of Designation of Series A Preferred Stock (2)
   3.05    Certificate of Designation of Series 1 Preferred Stock (9)
   4.01    Specimen Certificate for Shares of Common Stock (2)
   4.02    Specimen Certificate for Shares of Series A Preferred Stock (2)
   4.03    Revised Form of Common Stock Purchase Warrant Agreement (5)
   4.04    Revised Specimen Certificate for Common Stock Purchase Warrants (3)
   4.05    Revised Form of Underwriters' Purchase Option - 1997 Offering (5)
   4.06    Form of Representative's Purchase Option Agreement (7)
   4.07    Preferred Stock Agency Agreement (7)
   4.08    Preferred Warrant Agency Agreement (7)
   4.09    Specimen of Preferred Warrant (7)
   4.10    Specimen of Series 1 Preferred Stock (7)
   4.11    Warrant to purchase 500,000 shares of Common Stock issued to
           Yorkville Advisors Management LLC(11)
   5.01    Opinion of Butler Gonzalez LLP. (4)
  10.01    Equity line of credit and related escrow agreement with Cornell
           Capital Partners LLP(11)
  10.02    Registration rights agreement with Cornell Capital Partners LP(11)
  10.03    Consulting Agreement with Persia Consulting Group, Inc.(11)
  10.04    Credit Facility with Bank One N.A. and related notes(6)
  10.05    Employment Agreement with William L. Miller (2)
  10.06    Revised Employment Agreement with Jeanne E. Miller (7)
  10.07    Incentive Compensation Plan (2)
  10.08    1997 Long-Term Stock Incentive Plan (2)
  10.09    Agreement with The Havana Group, Inc. (8)
  10.10    Other Leases (7)
  10.11    Amendment to 1997 Long Term Stock Incentive Plan (10)
   23.0    Consent of Hausser=Taylor LLP
  23.02    Consent of Butler Gonzalez LLP(4) (Included in Exhibit 5.01)

___________


(1) Incorporated by reference to the Registrant's Form SB-2 Registration Statement, file no. 333-19423, filed with the Securities and Exchange Commission on January 8, 1997.

(2) Incorporated by reference to the Registrant's Amendment No. 1 to Form SB-2 Registration Statement, file no. 333-19423, filed with the Securities and Exchange Commission on March 14, 1997.

(3) Incorporated by reference to the Registrant's Amendment No. 2 to Form SB-2 Registration Statement, file no. 333-19423, filed with the Securities and Exchange Commission on April 2, 1997.

(4)  Filed  herewith.

(5) Incorporated by reference to the Registrant's Amendment No. 4 to Form SB-2 Registration Statement, file no. 333-19423, filed with the Securities and Exchange Commission on June 3, 1997.

(6)  To  be  filed  by  amendment.

(7) Incorporated by reference to Form SB-2 Registration Statement, File No. 333-61463.

(8) Incorporated by reference to the Registrant's Form 10-KSB filed for its fiscal year ended December 31, 1997.

(9) Incorporated by reference to the Registrant's Form 10-KSB filed for its fiscal year ended December 31, 1998.

(10) Incorporated by reference to the Registrant's Form 10-KSB for its fiscal year ended December 1, 1999

(11) Filed  herewith.

ITEM  28.  UNDERTAKINGS.

     (a)  RULE  415  OFFERING

     Kids  Stuff  will:

       1. File, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

         (i) Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act").

        (ii) Reflect in the prospectus any facts or events which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

       (iii) Include any additional or changed material information on the plan of distribution;

       2. For determining liability under the Securities Act, treat each such post-effective amendment as a new registration statement of the securities offered, and the offering of such securities at that time shall be deemed to be the initial bona fide offering.

       3. File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

     (b)  INDEMNIFICATION

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or controlling persons of Kids Stuff pursuant to the provisions referred to in Item 14 of this Registration Statement or otherwise, Kids Stuff has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Kids Stuff of expenses incurred or paid by a director, officer or controlling person of Kids Stuff in the successful defense of any action, suite or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, Kids Stuff will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     (c)  RULE  430A

     Kids  Stuff  will:

     1. For determining any liability under the Securities Act, treat the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in the form of a prospectus filed by Kids Stuff issuer under Rule 424(b)(1) or (4) or 497(h) under the Securities Act as part of this Registration Statement as of the time the Commission declared it effective.

     2. For any liability under the Securities Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the Registration Statement, and the offering of the securities at that time as the initial bona fide offering of those securities.

SIGNATURES

     In accordance with the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form SB-2, and authorized this Registration Statement to be signed on its behalf by the undersigned, in the City of North Canton, State of Ohio, on this 23rd day of August , 2001.



                                   KIDS  STUFF,  INC.

                                   By:  /s/  WILLIAM  L.  MILLER
                                   ______________________________
                                   William L. Miller, Chairman of the Board and Chief Executive Officer

In accordance with the requirements of the Securities Act of 1933, as amended, this Registration Statement was signed by the following persons in the capacities and on the dates stated.


          SIGNATURE                        TITLE                       DATE
---------------------------       ------------------          ----------------

/s/  WILLIAM  L.  MILLER         Chairman  of  the  Board,     August 30, 2001
-----------------------------    Chief  Executive  Officer
William  L.  Miller              Treasurer,  Secretary  and
                                 Chief  Financial  and
                                 Accounting  Officer

/s/  JEANNE E. MILLER            Executive Vice President      August 30, 2001
----------------------------     and  Director
Jeanne  E.  Miller

/s/  ROGER  KITTELSON            Director                      August 30, 2001
----------------------------
Roger  Kittelson

EXHIBIT INDEX


   3.01    Certificate of Incorporation of Kids Stuff (1)
   3.02    Certificate of Amendment of Certificate of Incorporation of
           Kids Stuff(1)
   3.03    By-Laws of Kids Stuff(1)
   3.04    Certificate of Designation of Series A Preferred Stock (2)
   3.05    Certificate of Designation of Series 1 Preferred Stock (9)
   4.01    Specimen Certificate for Shares of Common Stock (2)
   4.02    Specimen Certificate for Shares of Series A Preferred Stock (2)
   4.03    Revised Form of Common Stock Purchase Warrant Agreement (5)
   4.04    Revised Specimen Certificate for Common Stock Purchase Warrants (3)
   4.05    Revised Form of Underwriters' Purchase Option - 1997 Offering (5)
   4.06    Form of Representative's Purchase Option Agreement (7)
   4.07    Preferred Stock Agency Agreement (7)
   4.08    Preferred Warrant Agency Agreement (7)
   4.09    Specimen of Preferred Warrant (7)
   4.10    Specimen of Series 1 Preferred Stock (7)
   4.11 Warrant to purchase 500,000 shares of Common Stock issued to Yorkville Advisors Management LLC(11)
   5.01    Opinion of Butler Gonzalez LLP. (4)
  10.01 Equity line of credit and related escrow agreement with Cornell Capital Partners LLP(11)
  10.02    Registration rights agreement with Cornell Capital Partners LP(11)
  10.03    Consulting Agreement with Persia Consulting Group, Inc.(11)
  10.04    Credit Facility with Bank One N.A. and related notes(6)
  10.05    Employment Agreement with William L. Miller (2)
  10.06    Revised Employment Agreement with Jeanne E. Miller (7)
  10.07    Incentive Compensation Plan (2)
  10.08    1997 Long-Term Stock Incentive Plan (2)
  10.09    Agreement with The Havana Group, Inc. (8)
  10.10    Other Leases (7)
  10.11    Amendment to 1997 Long Term Stock Incentive Plan (10)
   23.0    Consent of Hausser=Taylor LLP
  23.02    Consent of Butler Gonzalez LLP(4) (Included in Exhibit 5.01)

___________
(1) Incorporated by reference to the Registrant's Form SB-2 Registration Statement, file no. 333-19423, filed with the Securities and Exchange Commission on January 8, 1997.

(2) Incorporated by reference to the Registrant's Amendment No. 1 to Form SB-2 Registration Statement, file no. 333-19423, filed with the Securities and Exchange Commission on March 14, 1997.

(3) Incorporated by reference to the Registrant's Amendment No. 2 to Form SB-2 Registration Statement, file no. 333-19423, filed with the Securities and Exchange Commission on April 2, 1997.

(4)  Filed  herewith.

(5) Incorporated by reference to the Registrant's Amendment No. 4 to Form SB-2 Registration Statement, file no. 333-19423, filed with the Securities and Exchange Commission on June 3, 1997.

(6)  To  be  filed  by  amendment.

(7) Incorporated by reference to Form SB-2 Registration Statement, File No. 333-61463.

(8) Incorporated by reference to the Registrant's Form 10-KSB filed for its fiscal year ended December 31, 1997.

(9) Incorporated by reference to the Registrant's Form 10-KSB filed for its fiscal year ended December 31, 1998.

(10) Incorporated by reference to the Registrant's Form 10-KSB for its fiscal year ended December 1, 1999

(11) Filed  herewith.